                                               Filed Pursuant to Rule 424(b)(2).
                                               Registration No. 333-64511

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES NOR MAY WE ACCEPT OFFERS TO BUY THEM, WITHOUT FIRST DELIVERING A FINAL PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 14, 1999

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 22, 1998)

                       [COMMERCIAL NET LEASE REALTY LOGO]

                               $      00,000,000

                       COMMERCIAL NET LEASE REALTY, INC.

                                           % NOTES DUE 200

     The notes will bear interest at the rate of      % per year. Interest on
the notes is payable on                 and                 , of each year
beginning                 , 1999. The notes will mature on                 ,
200 . CNLR may redeem some or all of the notes at any time. The redemption prices are discussed under the caption "Description of Notes -- Optional Redemption."

     The notes will be senior obligations of CNLR and will rank equally with all of CNLR's other unsecured senior indebtedness.

                               ------------------

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-13 IN THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER NOTE      TOTAL
                                                              --------   ------------
Public Offering Price                                                %   $
Underwriting Discount                                                %   $
Proceeds to CNLR (before expenses)                                   %   $

     Interest on the notes will accrue from                 , 1999 to the date
of delivery.

                               ------------------

     The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about
                , 1999.

                               ------------------

                          Joint Book-Running Managers

J.P. MORGAN & CO.                                           SALOMON SMITH BARNEY
                               ------------------

    FIRST UNION CAPITAL MARKETS CORP.                   GOLDMAN, SACHS & CO.

                , 1999

                           (INTENTIONALLY LEFT BLANK)

     THE PROSPECTUS THAT ACCOMPANIES THIS PROSPECTUS SUPPLEMENT CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING, AND YOU ARE URGED TO READ BOTH THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL TO OBTAIN MATERIAL INFORMATION CONCERNING THE NOTES AND AN INVESTMENT IN THE NOTES.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary.....................................................  S- 4
Risk Factors................................................  S-13
Use of Proceeds.............................................  S-16
Ratios of Earnings to Fixed Charges.........................  S-16
Capitalization..............................................  S-17
The Company.................................................  S-17
Strategies..................................................  S-18
Properties..................................................  S-22
Certain Transactions........................................  S-24
Certain Federal Income Tax Considerations...................  S-24
Description of Notes........................................  S-26
Underwriting................................................  S-35
Legal Matters...............................................  S-36

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Use of Proceeds.............................................     3
Ratios of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................     4
Description of Debt Securities..............................     4
Description of Preferred Stock..............................    13
Description of Depositary Shares............................    18
Description of Common Stock.................................    21
Description of Common Stock Warrants........................    23
Federal Income Tax Considerations...........................    24
ERISA Considerations........................................    31
Plan of Distribution........................................    32
Experts.....................................................    33
Legal Matters...............................................    33

                                    SUMMARY

     This summary highlights selected information from this prospectus supplement and the accompanying prospectus. It is not intended to be complete and may not contain all of the information you should consider before investing in the notes. You should read this summary along with the more detailed information and financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus, including the documents attached as exhibits.

                                  THE COMPANY

     Commercial Net Lease Realty, Inc. is a Maryland corporation formed in 1984 that qualifies as, and operates as, a real estate investment trust for federal income tax purposes. We are also a fully integrated and self-administered real estate investment trust, which means that we do not employ an outside advisor to make investment decisions and to conduct our day-to-day operations. Our principal executive office is located at 455 South Orange Avenue, Suite 700, Orlando, Florida 32801, and our telephone number is (407) 265-7348.

                                    BUSINESS

     As our principal business, we acquire, own, manage and indirectly develop a diversified portfolio of high-quality, single-tenant, freestanding properties which we lease to major retail businesses. Our leases are generally "triple-net" leases. Under a triple-net lease, the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. Our leases are considered "full-credit" leases because they do not typically limit our recourse against the tenant and any guarantor in the event of a default. As of March 31, 1999, we owned 272 properties and maintained a 20 percent general partnership interest in nine additional properties held in an unconsolidated partnership. We acquired our properties for an aggregate purchase price of approximately $734 million. We receive an annualized cash on cost return of approximately 10.1 percent from the properties. We calculate cash on cost return on an inclusive cost basis, meaning that all costs related to acquisitions, including, but not limited to the purchase price, legal fees and expenses, commissions and title insurance are included in the cost of a property. As of March 31, 1999, our properties were leased to 56 tenants in 35 states and contained an aggregate of approximately 6.2 million square feet of gross leasable area. For additional information, see "Properties."

     We focus on acquiring freestanding properties located in areas with high levels of commercial traffic, such as commercial developments near regional malls, business developments and major thoroughfares. These properties, which generally have purchase prices of up to $7.5 million, attract a wide array of established retail tenants, such as Barnes & Noble, Eckerd Drug and OfficeMax. We believe that such properties offer attractive opportunities for a stable level of rent payments from tenants (current return) and the potential for increases in value of the properties (capital appreciation). In addition, we believe that the location and design of this type of property provide flexibility in how we use a property and which tenant we select. We also believe that these factors contribute to a stronger likelihood that we can re-lease the property on advantageous terms upon expiration or early termination of the lease.

     We generally acquire properties that are newly constructed but which are already subject to a lease. This acquisition strategy avoids the risks inherent in initial leasing. We lease our properties to tenants on a long-term basis, generally 10 to 20 years, with renewal options typically for an additional 10 to 20 years. As of March 31, 1999, the weighted average remaining initial lease term of our properties was approximately 14.6 years, and leases representing approximately 85 percent of annualized base rental income from our properties (which we call base rent) have initial terms extending until at least December 31, 2009. Approximately 82 percent of base rent is derived from leases that provide for periodic, contractually fixed increases in the base rent payable by the tenant.

                            CORE BUSINESS OBJECTIVES

     We seek to enhance our operating performance and financial position through the implementation of the following core business objectives:

     - We Underwrite Long-Term Triple-Net/Full-Credit Leases -- To avoid initial lease-up risks, we generally acquire only properties which are fully leased under a long-term, full-credit lease. We believe that our emphasis on full-credit, long-term (10 to 20 years), triple-net leases will produce a predictable long-term income stream. Our willingness to make long-term investments in retail properties offers tenants financial flexibility and allows them to allocate capital to their core businesses.

     - We Minimize Investment Risk through Diversification of Line of Business/Geographic Location -- We continue to diversify our portfolio to include a full spectrum of retail businesses as tenants, including distinct retail segments as well as a diversity of tenants and geographic locations. We target retailers which we view as leaders in their respective market segments and which have the financial strength to compete effectively. As of March 31, 1999, our properties were leased to 56 tenants in 35 states representing 21 different retail lines of business.

     - We Develop and Maintain Relationships with Quality Tenants -- We seek to develop and maintain long-term working relationships with established retail companies by providing sale/ leaseback financing and, through our affiliation with Commercial Net Lease Realty Services, Inc., build-to-suit services on multiple properties to target retailers on a national basis, thereby adding additional efficiency and value to ourselves and the retailers. In our view, our relationships with our tenants are fostered by the broad range of services we offer to tenants. These services, which include providing market surveys, site selection analyses and facility management consulting, are designed to aid a tenant in the selection and operation of a specific site.

     - Our Real Estate is Located in Highly Visible Areas -- We invest in properties which typically are located in areas with high levels of commercial traffic, such as commercial developments near regional malls, business developments and major thoroughfares. These locations provide our tenants with high visibility to passing traffic, ease of access, control over the site's operating hours and maintenance standards and distinctive building design, thereby promoting greater customer identification.

     - The Design of Our Properties Provides Tenants with Great
       Flexibility -- Due to the short development cycles generally associated with our properties (approximately six to 12 months), our retail property format provides tenants with flexibility in responding to changing retail trends and permits faster development of new stores. This enables our tenants to add new stores quickly and in the most efficient manner.

     - We Maintain a Conservative Capital Structure -- We seek to operate with a moderate use of leverage. We believe that our portfolio of properties and the predictability and stability of the underlying cash flow will permit us to obtain attractive long-term debt financing. We intend to maintain a ratio of total indebtedness to total assets (total purchase price before accumulated depreciation) of not more than 50 percent. Based on our balance sheet as of March 31, 1999, the total indebtedness as a percentage of total assets (total purchase price before accumulated depreciation) was approximately 44 percent.

     - We Offer Tenants Build-to-Suit Development Capabilities -- Through our affiliation with Commercial Net Lease Realty Services, Inc., we provide build-to-suit development to retailers. These build-to-suit services allow us to offer the tenant a wider menu of services and we believe tenants often prefer that we develop the property because we can reduce overall construction costs. Upon completing the development and construction of a property, Commercial Net Lease Realty Services may sell the completed property to us or to an unrelated third party and retain a development fee.

                              RECENT DEVELOPMENTS

     - Recent Property Acquisitions. Between January 1, 1999 and March 31, 1999, we invested an aggregate amount of $62.5 million (on an inclusive cost basis) to: (i) acquire 26 properties; (ii) purchase two new buildings constructed by a tenant on previously acquired land parcels;
       (iii) complete construction on five buildings on previously acquired land parcels; and (iv) fund construction in progress on nine projects. These 26 properties and seven buildings have approximately 660,000 square feet of gross leasable "area" or "space," provide approximately $5.5 million in annualized base rent with a resulting annualized cash on cost return (on an inclusive cost basis) of approximately 9.7 percent, and were financed by the proceeds from our $200 million credit facility. Since April 1, 1999, we have acquired two properties and completed construction on four buildings for an aggregate purchase price of $9.4 million (on an inclusive cost basis).

     - Acquisitions Made During 1998. During the twelve months ended December 31, 1998, we invested an aggregate amount of $150.7 million (on an inclusive cost basis) to: (i) acquire 55 properties (23 of which were land only parcels, 14 of which were under construction at March 31,
       1999); (ii) purchase one new building constructed by a tenant on a previously acquired land parcel; (iii) complete construction on 14 buildings on five land parcels acquired by us in 1997 and nine land parcels acquired by us in 1998; and (iv) fund construction in progress on 11 projects.

     - Recent Property Dispositions. In addition to our property acquisitions, between January 1, 1999 and March 31, 1999, we sold 39 properties, 38 of which were restaurant properties, for an aggregate sales price of approximately $39.4 million and received net proceeds of approximately $38.9 million. As a result of these dispositions, we recognized a gain of approximately $5 million. We sold these properties to reduce our exposure to the risks of owning restaurant properties and to raise capital to continue to allow us to pursue our core business objectives of acquiring properties which we lease to major retail businesses.

     - Merger with the Advisor. Effective January 1, 1998, we acquired CNL Realty Advisors, Inc., our external advisor. As a result of this merger, we became a fully integrated, self-administered and self-managed real estate investment trust. The merger agreement provided for the merger of the advisor into a wholly owned subsidiary. Under the terms of the acquisition agreement, all of the outstanding common stock of the advisor was exchanged for ten percent of the share consideration (220,000 shares of our common stock). The balance of the share consideration (1,980,000 additional shares of our common stock) is to be paid over time based upon our completed property acquisitions and completed development projects in accordance with the merger agreement. Our stockholders approved the consummation of this transaction at the 1997 annual meeting of stockholders on December 18, 1997. For a complete description of the transaction, see our Proxy Statement dated November 13, 1997 for the 1997 annual meeting of our stockholders.

     - Build-to-Suit Development. In connection with our acquisition of CNL Realty Advisors, we acquired our advisor's development capabilities. On May 1, 1999, we contributed the development business and invested $10.9 million of debt and equity in Commercial Net Lease Realty Services in exchange for shares of preferred stock and non-voting common stock. The purpose of the transaction was to provide us with greater flexibility in providing build-to-suit development services for our existing tenants and for unrelated third parties and still comply with the regulations necessary to allow us to maintain our qualification as a real estate investment trust. We also have extended a $30 million line of credit to Commercial Net Lease Realty Services for the purposes of acquiring and developing retail properties. Any disbursements under the line of credit will be secured by a mortgage on the properties acquired. Upon completing the development and construction of a property, Commercial Net Lease Realty Services may sell the completed property to us or to an unrelated third party and retain a development fee. We may receive dividends on our investment in Commercial Net Lease Realty Services.

     - Equity and Debt Issuance. During 1998, we completed sales of an aggregate of 988,172 shares of common stock in three offerings. These offerings generated net proceeds of approximately $116 million. In addition, in March 1998, we completed a debt offering of 7 1/8% notes due 2008 generating net proceeds of approximately $98.5 million. We used the net proceeds of the three stock offerings and the debt offering to repay indebtedness under our credit facility.

     - 1998 and First Quarter 1999 Operating Results. Our revenue for the year ended December 31, 1998 was $64.8 million versus $50.1 million for the same period in 1997. Our funds from operations for the year ended December 31, 1998 were $1.45 per share on a diluted basis versus $1.41 per share for the year ended December 31, 1997. We generally consider funds from operations to be an appropriate measure of our operating performance because it provides investors with an understanding of our ability to incur and service debt and to make capital expenditures. Our revenue for the first quarter of 1999 was $18.8 million versus $15.4 million for the same period in 1998. Our funds from operations for the first quarter of 1999 were $.38 per share on a diluted basis versus $.37 per share for the first quarter of 1998.

                             PROPERTIES AND TENANTS

     The following table sets forth certain property and tenant information as of March 31, 1999, with respect to each of the retailers that operates from a property in our property portfolio.

                                    TOTAL GROSS   PERCENT OF
                         TOTAL       LEASABLE     TOTAL GROSS                 PERCENT OF
                       NUMBER OF       AREA        LEASABLE        BASE         TOTAL
      RETAILER         PROPERTIES    (SQ. FT.)       AREA         RENT(1)     BASE RENT          GUARANTOR
      --------         ----------   -----------   -----------   -----------   ----------   ---------------------
Eckerd Drug..........      55          524,575        8.44%     $ 9,937,243      13.74%    Eckerd Corporation
Barnes & Noble.......      14          399,798        6.43%       6,562,422       9.07%    Barnes & Noble, Inc.
OfficeMax............      17          396,076        6.38%       4,881,340       6.75%    OfficeMax, Inc./
                                                                                             KMart Corp.
Best Buy.............       8          360,777        5.81%       4,602,370       6.36%    Best Buy Co., Inc.
Good Guys............       9          180,401        2.90%       3,745,048       5.18%    The Good Guys, Inc.
Academy..............      10          511,624        8.23%       3,263,159       4.51%    Academy Corporation
Borders Books &
  Music..............       5          143,879        2.32%       3,084,714       4.26%    Borders, Inc./
                                                                                             KMart Corp.
Heilig-Meyers........      17          464,590        7.48%       2,696,980       3.73%    Heilig-Meyers Company
HomePlace............       3          155,275        2.50%       2,171,478       3.00%    HomePlace
                                                                                             Holdings, Inc.
Hi-Lo Automotive.....      24          196,022        3.16%       1,788,756       2.47%    Hi-Lo Automotive,
                                                                                           Inc.
Waccamaw.............       3          162,591        2.62%       1,744,374       2.41%    Waccamaw Corporation
Sears Homelife.......       5          187,512        3.02%       1,693,631       2.34%    Sears Roebuck & Co.
Sports Authority.....       4          166,025        2.67%       1,634,403       2.26%    The Sports
                                                                                             Authority, Inc.
Food 4 Less..........       2          105,154        1.69%       1,516,331       2.10%    Food 4 Less of
                                                                                             California, Inc.
Wal-Mart.............       7          435,826        7.01%       1,448,213       2.00%    Wal-Mart Stores, Inc.
Dick's Clothing &
  Sporting...........       2          116,000        1.87%       1,305,764       1.81%    Dicks Clothing &
                                                                                             Sporting Goods,
                                                                                             Inc.
Bed Bath & Beyond....       3           90,450        1.45%       1,265,000       1.75%    Bed Bath &
                                                                                             Beyond, Inc.
Office Depot.........       3           64,367        1.04%       1,231,554       1.70%    Office Depot, Inc.
Top's................       1           63,220        1.02%       1,032,000       1.43%    Supervalu, Inc.
Robb & Stucky........       1           77,168        1.24%         923,663       1.28%    Robb & Stucky, Ltd.
Waremart.............       1           82,490        1.33%         900,000       1.24%    Supervalu, Inc.
Dave & Buster's......       1           56,470        0.91%         888,250       1.23%    Dave & Busters, Inc.
Computer City........       3           48,957        0.79%         886,767       1.23%    Tandy Corporation
Golden Corral........      20          110,095        1.77%         884,267       1.22%    Golden Corral Corp.
International House
  of Pancakes........       7           32,063        0.51%         865,114       1.19%    IHOP, Inc.
Food Lion............       4          117,690        1.89%         835,200       1.15%    Food Lion, Inc.
Scotty's.............       2          112,875        1.82%         708,789       0.98%    Scotty's, Inc.
Kash N' Karry........       5           58,635        0.94%         634,162       0.88%    Kash N' Karry Food
                                                                                             Stores, Inc.
Shop & Save..........       2           71,868        1.16%         616,671       0.85%    Supervalu, Inc.
Roger & Marv's.......       1           61,657        0.99%         590,937       0.82%    Supervalu, Inc.
Pier 1 Imports.......       6           24,793        0.40%         590,409       0.82%    Pier 1 Imports, Inc.
PETsMART.............       1           26,040        0.42%         562,150       0.78%    PETsMART, Inc.
Target (5)...........       3                0        0.00%         553,897       0.76%    Dayton Hudson
                                                                                             Corporation
Ro-Jack's............       1           64,514        1.04%         488,750       0.68%    Supervalu, Inc.
Marshalls............       1           33,000        0.53%         478,500       0.66%    Melville Corporation
CompUSA..............       1           25,000        0.40%         471,900       0.65%    CompUSA, Inc.

                                    TOTAL GROSS   PERCENT OF
                         TOTAL       LEASABLE     TOTAL GROSS                 PERCENT OF
                       NUMBER OF       AREA        LEASABLE        BASE         TOTAL
      RETAILER         PROPERTIES    (SQ. FT.)       AREA         RENT(1)     BASE RENT          GUARANTOR
      --------         ----------   -----------   -----------   -----------   ----------   ---------------------
Oshman's Sporting
  Goods..............       1           50,000        0.80%     $   448,500       0.62%    Oshmans Sporting
                                                                                             Goods, Inc.
Ross Dress for
  Less...............       1           29,500        0.48%         414,736       0.57%    Ross Stores, Inc.
Dave's...............       1           68,075        1.10%         408,450       0.56%    Supervalu, Inc.
Linens 'n Things.....       1           28,700        0.46%         401,800       0.55%    Melville Corporation
7-Eleven.............       2            5,951        0.10%         395,400       0.55%    7-Eleven/Southland
                                                                                             Corporation
Just For Feet........       1           16,500        0.27%         384,909       0.53%    Just For Feet, Inc.
Michael's............       1           26,304        0.42%         341,956       0.47%    Michaels Stores, Inc.
Babies "R" Us........       1           40,000        0.64%         304,000       0.42%    Baby Superstore, Inc.
Levitz...............       1           44,539        0.72%         300,638       0.41%    Levitz Furniture Co.
                                                                                           of the Midwest, Inc.
Vons (5).............       1                0        0.00%         244,688       0.34%    The Vons Companies,
                                                                                             Inc.
Kroger...............       1           36,769        0.59%         228,363       0.32%    Kroger Co.
Wendy's..............       3            5,923        0.09%         213,150       0.30%    Wendy's
                                                                                           International,
                                                                                             Inc./Orlando
                                                                                             Food, Inc.
SuperValu............       1           30,000        0.48%         210,000       0.29%    Supervalu, Inc.
Lucky (5)............       3                0        0.00%         194,342       0.27%    Lucky Stores, Inc.
Petco................       1           14,300        0.23%         125,125       0.17%    Petco Animal
                                                                                             Supplies, Inc.
Blockbuster Music....       1            6,500        0.11%         102,245       0.14%    Viacom, Inc.
Checkers.............       1              796        0.01%          74,256       0.10%    Checkers Drive in
                                                                                             Restaurants, Inc.
Rally's..............       1              710        0.01%          51,250       0.07%    Rally's, Inc.
Pizza Hut............       1            2,500        0.04%          21,000       0.03%    Semoran
                                                                                             Management Corp.
Party City (6).......       1                0        0.00%               0       0.00%    Party City
                                                                                           Corporation
Excess or Vacant
  Properties.........       4           78,860        1.27%               0       0.00%
                          ---        ---------      ------      -----------     ------
Totals                    281        6,213,404      100.00%     $72,349,015     100.00%
                          ===        =========      ======      ===========     ======
                       (2)(3)(4)         (3)(4)                      (3)(4)

---------------
(1) Base Rent includes income from operating leases and earned income from direct financing leases but excludes percentage (contingent) rental income and non-cash lease accounting adjustments.

(2) Total number of properties includes nine properties under construction.

(3) Includes nine properties with 239,477 square feet of gross leasable "area" or "space" and $3.2 million of base rent owned by a limited partnership in which we own a 20% general partnership interest.

(4) Excludes gross leasable "area" or "space" and base rent attributed to the buildings under construction discussed in footnote (2) above.

(5) For these properties we own only the underlying land, which we lease to the tenants.

(6) As of March 31, 1999, the Party City property was under construction and we were not receiving any base rent. In April, the building, which contains 12,000 square feet of gross leaseable "area" or "space," was completed and the lease became effective providing for $189,000 of annualized base rent.

                                  THE OFFERING

SECURITIES OFFERED.....................     We are offering a total of $
                                                   million of           percent
                                            notes.

MATURITY...............................     The notes will mature on           ,
                                            200 .

INTEREST PAYMENT DATES.................     Interest will be paid semi-annually
                                            on           and           of each
                                            year beginning        , 1999.

RANKING................................     The notes will be senior unsecured
                                            obligations and will rank equally
                                            with our other unsecured and
                                            unsubordinated indebtedness. The
                                            notes will rank behind any of our
                                            mortgages and other secured
                                            indebtedness and to indebtedness and
                                            other liabilities of our
                                            subsidiaries.

USE OF PROCEEDS........................     The net proceeds from the sale of
                                            the notes will be used to repay
                                            borrowings under our credit facility
                                            that were incurred principally to
                                            finance development and acquisition
                                            activities. See "Use of Proceeds."

OPTIONAL REDEMPTION....................     We may redeem some or all of the
                                            notes at any time at the redemption
                                            prices, including any "Make-Whole
                                            Amounts," described in the section
                                            "Description of Notes" under the
                                            heading "Optional Redemption," plus
                                            any interest that is due and unpaid
                                            on the date we redeem the notes.

CERTAIN COVENANTS......................     We will issue the notes under an
                                            indenture with First Union National
                                            Bank, as trustee. The indenture
                                            will, among other things, restrict
                                            our ability, and the ability of our
                                            subsidiaries, to:

                                            -  Incur debt without meeting
                                               certain tests.

                                            -  Secure debt with our assets and
                                               the assets of our subsidiaries.

                                            -  Sell certain assets or merge with
                                               other companies.

                                            For more details, see the section
                                            "Description of Notes" under the
                                            heading "Certain Covenants."

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     We derived the historical financial information set forth below from our audited financial statements for 1996 through 1998 and unaudited financial statements for the three months ended March 31, 1998 and March 31, 1999, respectively. The information is only a summary and you should read it together with our historical financial statements (and related notes) contained in our annual and quarterly reports and other information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," that we have filed with the Securities and Exchange Commission (see "Incorporation of Certain Documents by Reference" in the accompanying prospectus), as well as the financial information included in this prospectus supplement.

                                                 THREE MONTHS ENDED
                                                      MARCH 31,                   YEAR ENDED DECEMBER 31,
                                              -------------------------   ---------------------------------------
                                                 1999          1998          1998          1997          1996
                                              -----------   -----------   -----------   -----------   -----------
                                                     (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues:
  Rental and earned income..................  $    17,632   $    14,769   $    61,750   $    49,922   $    33,209
  Interest and other income.................        1,198           606         3,023           213           160
                                              -----------   -----------   -----------   -----------   -----------
    Total revenues..........................       18,830        15,375        64,773        50,135        33,369
                                              -----------   -----------   -----------   -----------   -----------
Expenses:
  General and administrative(1).............        2,339         1,598         7,735         1,448         1,191
  Real estate expenses......................           98           164           599           165           187
  Management and advisory fees(1)...........           --            --            --         2,110         1,466
  Interest..................................        4,777         3,000        13,460        11,478         7,206
  Depreciation and amortization.............        1,993         1,572         6,759         5,302         3,553
  Expenses incurred acquiring Advisor(2)....        4,928         4,692         5,501            --            --
                                              -----------   -----------   -----------   -----------   -----------
    Total expenses..........................       14,135        11,026        34,054        20,503        13,603
                                              -----------   -----------   -----------   -----------   -----------
Earnings before equity in earnings of
  unconsolidated partnership and gain on
  sale of land and buildings................        4,695         4,349        30,719        29,632        19,766
Equity in earnings of unconsolidated
  partnership...............................           92            91           367           102            --
Gain on sale of land and buildings..........        5,043            --         1,355           651            73
                                              -----------   -----------   -----------   -----------   -----------
    Net earnings............................  $     9,830   $     4,440   $    32,441   $    30,385   $    19,839
                                              ===========   ===========   ===========   ===========   ===========
OTHER DATA:
Common stock outstanding at end of period...   30,033,278    29,184,762    29,521,089    27,953,627    20,763,672
Total properties at end of period...........          272(3)        240(3)        285(3)        236(3)        195
Total gross leasable area (Sq. Ft. in
  thousands)................................        5,974(3)      4,402(3)      5,503(3)      4,318(3)      3,053
EBITDA(4)...................................  $    16,564   $    13,791   $    57,009   $    46,911   $    30,720
Ratio of EBITDA to interest expense.........         3.47          4.60          4.24          4.09          4.26
Ratio of earnings to fixed charges(5).......         3.75          3.60          3.41          3.43          3.49

                                                               MARCH 31,                 DECEMBER 31,
                                                          -------------------   ------------------------------
                                                            1999       1998       1998       1997       1996
                                                          --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Real estate assets, total purchase price................  $704,662   $541,224   $680,022   $534,688   $371,047
Real estate assets, net.................................  $683,928   $524,680   $658,757   $519,724   $361,444
Total assets............................................  $713,593   $552,753   $685,595   $537,014   $370,953
Total liabilities.......................................  $322,511   $174,328   $301,705   $174,870   $118,379
Total stockholders' equity..............................  $391,082   $378,425   $383,890   $362,144   $252,574

                                                   (footnotes on following page)

---------------
(1) Effective January 1, 1998, we became internally advised and managed and commenced paying salaries and benefits to our approximately 63 employees. Prior to January 1, 1998, we had no employees and paid management and advisory fees and acquisition and development fees to our external advisor.

(2) On December 15, 1997, our stockholders approved an Agreement and Plan of Merger with CNL Realty Advisors, Inc. whereby the stockholders of CNL Realty Advisors agreed to exchange 100% of the outstanding shares of common stock of CNL Realty Advisors for up to 2,200,000 shares of our common stock. As of March 31, 1999, we have issued 650,000 shares and incurred expenses of $10,429,000.

(3) Excludes nine properties owned by a limited partnership in which we own a 20 percent general partnership interest.

(4) EBITDA represents net income before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and you should not consider it as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included in this prospectus supplement because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. EBITDA as calculated by us may not be comparable to calculations as presented by other companies, even in the same industry.

(5) Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings consist of net income before taxes and extraordinary items plus fixed charges (excluding capitalized interest costs). Fixed charges are comprised of interest expense (including capitalized interest costs) and the amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully review the following considerations in determining whether to purchase the notes.

RELIANCE ON MANAGEMENT

     We depend upon the services of Mr. Seneff, as Chairman of the Board of Directors and Chief Executive Officer, and of Gary M. Ralston, as President. Loss of the services of either of Mr. Seneff or Mr. Ralston could have a material adverse effect on our business and financial condition. We have entered into employment agreements with both Mr. Seneff and Mr. Ralston. Our agreement with Mr. Seneff does not require that he devote all of his efforts to us nor is it expected that he will devote all of his efforts to us.

TENANT CONCENTRATION; TENANT BANKRUPTCY

     Eckerd Drug accounted for approximately 13.7 percent of the annualized base rental income from our properties (which we call base rent) as of March 31, 1999. Our next five largest tenants (Barnes & Noble, OfficeMax, Best Buy, Good Guys and Academy), in terms of base rent as of March 31, 1999, accounted for an aggregate of approximately 31.9 percent of base rent. The default, financial distress or bankruptcy of one or more of these tenants could cause vacancies among certain of our properties. Such vacancies would reduce our revenues until we were able to re-let the affected properties, and could decrease the ultimate sale value of each such property. Upon the expiration of the leases that are currently in place, we may not be able to re-lease a vacant property at a comparable lease rate or without incurring additional expenditures in connection with such re-leasing.

CONFLICTS OF INTEREST

     Mr. Seneff manages numerous business ventures, and his responsibilities to these other ventures will reduce the amount of time that he may devote to us.

INDEBTEDNESS FINANCING RISKS

     While our organizational documents do not limit the level or amount of debt that we may incur, it is our current policy to maintain a ratio of total indebtedness to total assets (before accumulated depreciation) of not more than 50 percent. However, this policy is subject to reevaluation and modification by the Board of Directors. If the Board of Directors modifies this policy to permit a higher degree of leverage and we incur additional indebtedness, debt service requirements would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk that we may default on our debt obligations, with resulting losses to our cash flow and asset value.

     We are subject to the risks associated with debt financing. These risks include the risks that we may be unable to generate sufficient cash through our operating activities to meet required payments of principal and interest and that rising interest rates may cause the rate of our variable rate credit facility to rise. In addition, we may not be able to repay or refinance existing indebtedness (which generally will not have been fully amortized at maturity) or refinance existing indebtedness at terms that are as favorable as the terms of existing indebtedness. In the event that we are unable to secure financing of such indebtedness on acceptable terms, we may be forced to resort to alternatives that may adversely affect our ability to generate cash to pay our debt service obligations, such as disposing of properties on disadvantageous terms (which may also result in losses) and obtaining financing at unfavorable terms.

GENERAL REAL ESTATE RISKS

     Uncontrollable Factors Affecting Performance and Value. Changes in general national, regional and local economic and market conditions may affect our economic performance and the value of our real estate assets. Local real estate market conditions may include excess supply and intense competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates and the availability of financing.

     Illiquidity of Real Estate Investments. Because real estate investments are relatively illiquid, our ability to adjust our portfolio promptly in response to economic or other conditions is limited. Certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally do not change in response to economic or other conditions. This combination of variable revenue and relatively fixed expenditures may result, under certain market conditions, in reduced income from investment. Such reduction in investment income could have an adverse effect on our financial condition and results of operations.

     Environmental Matters. Under various federal, state and local laws and regulations, current and/or prior owners of real property may be liable for the costs of removal or remediation of certain hazardous substances or petroleum. Such liability may be imposed without regard to the owner's knowledge of, or responsibility for, such hazardous substances or petroleum. It is our policy, as part of our acquisition due diligence process, to obtain at least a Phase I environmental site assessment for each property. Other than 20 properties which we acquired under agreements executed before Phase I environmental site assessments became common practice, all of our properties have been subjected to Phase I environmental site assessments. The 20 properties which were not subjected to Phase I site assessment are now leased to Golden Corral Corporation. To determine the status of the Golden Corral properties, we hired an environmental consultant in 1994 to review environmental regulatory databases containing a compilation of information by federal and state environmental agencies regarding sites reported to be contaminated. The consultant advised us that none of the Golden Corral properties were identified in those databases at that time. Since we focus on acquiring properties located within intensive commercial corridors, certain of the properties are located near or adjacent to, or themselves have or may have contained, businesses using storage tanks or solvents or other chemicals. In certain instances, evaluation, removal or remediation of these conditions are ongoing. We cannot assure that we are aware of all adverse conditions relating to the properties or that the costs of addressing adverse environmental conditions would not be material. See "Strategies -- Operating Strategies -- Perform Extensive Site Selection and Property Acquisition Analysis."

     Certain Continuing Obligations to Tenants. While our leases are typically triple-net leases, and generally also provide that the tenant is responsible for all costs associated with a property, including repairs, certain leases require that we have the obligation to make structural and roof repairs. In addition, certain leases have certain workmanship and design covenants that we are required to perform in the event that the general contractor fails to build the properties to the designed specifications.

ACQUISITION/DEVELOPMENT RISKS

     We cannot assure that we will be able to implement our investment strategies successfully. Additionally, we cannot assure that our property portfolio will expand at all, or if it will expand at any specified rate or to any specified size. In addition, investment in additional real estate assets is subject to a number of risks. In particular, we expect to finance investments with funds drawn under our credit facility, which would subject the company to the risks described at "-- Indebtedness Financing Risks." Because we expect to invest in markets other than the ones in which our current properties are located, we will also be subject to the risks associated with investment in new markets that may be relatively unfamiliar to our management. Investment in additional real estate assets also entails the other risks associated with real estate investment generally, as described at "-- General Real Estate Risks" above.

     To the extent that we engage in development activities, we will be subject to the risks normally associated with such activities. Such risks include, without limitation, risks relating to the availability and timely receipt of zoning and other regulatory approvals, the cost and timely completion of construction (including risks from causes beyond our control, such as weather or labor conditions or material shortages) and the ability to obtain both construction and permanent financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could either prevent completion of development activities once undertaken or provide a tenant the opportunity to terminate a lease. Any of these situations could have an adverse effect on our financial condition and results of operations and on the amount of funds available for distribution to stockholders.

PENDING LITIGATION

     We are a co-defendant in a lawsuit filed on December 10, 1998 in the United States District Court for the District of Puerto Rico. The plaintiff is alleging that we are in breach of a ground lease agreement with the plaintiff regarding a land parcel owned by the plaintiff who is seeking damages of $7,500,000 and/or specific performance of the execution of the ground lease. We believe that we will prevail in this suit and intend to vigorously defend our position. If we were to be held liable for the total damages sought, it could materially affect the our earnings.

FEDERAL INCOME TAX RISKS -- FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     We intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. Although we believe that we have been organized as, and our past and present operations qualify us as, a real estate investment trust, we cannot assure you that this is true, or that we will remain qualified as a real estate investment trust in the future. This is because qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control.

     If we fail to qualify as a real estate investment trust, we will not be allowed a deduction for distributions to stockholders in computing taxable income and would become subject to federal income tax at regular corporate rates in the year of disqualification. In this event, we could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost.

LACK OF PUBLIC MARKET FOR THE NOTES

     The notes are a new issue of securities for which there are currently no active trading markets. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance, and prospects. We cannot assure the development of any market, or the liquidity of any market that may develop, for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation on the Nasdaq National Market.

YEAR 2000 COMPLIANCE

     Significant uncertainty exists in the software industry concerning the potential effects associated with "Year 2000" issues. In 1997, we initiated a review and assessment of our hardware and software to confirm that it will function properly in processing dates pertaining to the Year 2000. Our core processing software vendor and the majority of our other vendors have represented to us that they believe their hardware and software are or will be Year 2000 compliant before the end of 1999. We are currently in the process of arranging for independent testing of our hardware and software for compliance to be substantially completed before the end of 1999. There can be no assurance that our software contains all necessary date code changes. Our failure to comply with Year 2000 requirements may disrupt our ability to conduct business or otherwise service our customers. We do not currently expect that the costs related to Year 2000 requirements will be material to our financial condition or results of operation. However, our ability to predict the costs associated with Year 2000 compliance is subject to some uncertainties, and we may incur additional unexpected expenditures in connection with Year 2000 compliance, which could be material. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein and in the accompanying Prospectus.

FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this prospectus supplement under the captions "Summary," "Risk Factors" and "The Company," and elsewhere in this prospectus supplement are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," and other similar expressions in this prospectus supplement, they are generally intended to identify forward-looking statements. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements.

                                USE OF PROCEEDS

     The net proceeds from the offering are estimated to be approximately
$          million, after deducting estimated expenses and discounts from the offering. The Company intends to use the net offering proceeds to repay
$          million outstanding under its credit facility. After this repayment,
the Company will have approximately $          million outstanding and
approximately $          million available for future borrowings under the
credit facility as of           . Borrowings outstanding under the Credit
Facility, which expires on July 30, 2000, currently bear interest at a rate of LIBOR plus 1.25 percent.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the quarter ended March 31, 1999 was 3.75 and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 was 3.41, 3.43, 3.49, 4.06 and 12.86, respectively. For the purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and the amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of March 31, 1999 and the capitalization of the Company as of that date as adjusted to reflect the sale of the notes offered hereby and the application of the estimated net proceeds as described in "Use of Proceeds." The information set forth in the following table should be read in conjunction with the summary financial information presented elsewhere in this prospectus supplement and the Consolidated Financial Statements (including the notes thereto) incorporated by reference herein and in the accompanying prospectus.

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                         ------------------------
                                                         HISTORICAL   AS ADJUSTED
                                                         ----------   -----------
                                                          (DOLLARS IN THOUSANDS)
DEBT:
  Credit Facility......................................   $161,100     $
  Mortgages payable....................................     54,618
  Notes due 2008.......................................     99,749
  Notes due 200  ......................................
                                                          --------     --------
          Total debt...................................   $315,467     $
                                                          --------     --------
EQUITY:
  Preferred stock, $0.01 par value.
     Authorized 15,000,000 shares;
     none issued and outstanding
  Common stock, $0.01 par value.
     Authorized 90,000,000 shares;
     issued and outstanding 30,033,278.................        300
  Excess stock, $0.01 par value.
     Authorized 105,000,000 shares;
     none issued and outstanding
  Capital in excess of par value.......................    393,379
  Retained earnings (deficit)..........................     (2,597)
                                                          --------     --------
  Total stockholders' equity...........................    391,082
                                                          --------     --------
          Total capitalization.........................   $706,549     $
                                                          ========     ========

                                  THE COMPANY

     The Company is a fully integrated real estate investment trust (a "REIT") that acquires, owns, manages and indirectly develops a diversified portfolio of high-quality, single-tenant, freestanding properties leased to major retail businesses generally under full-credit, long-term commercial net leases (each a "Property" and collectively, the "Properties"). As of March 31, 1999, the Company owned 272 Properties and a 20 percent general partnership interest in nine additional Properties held in an unconsolidated partnership. The Company acquired these Properties for an aggregate purchase price of approximately $734 million. The Properties have an annualized cash on cost return (on an inclusive cost basis) of approximately 10.1 percent. The Properties are leased to 56 tenants in 35 states and contain an aggregate of approximately 6.2 million square feet of gross leasable area ("GLA").

     The Company acquires, owns, manages and indirectly develops freestanding properties leased to single tenants. The Properties typically are located within intensive commercial traffic corridors near traffic generators such as regional malls, business developments and major thoroughfares. Manage-ment believes that properties with these characteristics are desired by tenants because they offer high visibility to passing traffic, ease of access, tenant control over the site's hours of operation and maintenance standards and distinctive building design which promotes greater customer identification. In addition, management believes that freestanding properties permit tenants to open new stores quickly due to the shorter development cycles generally associated with such properties and provide tenants with flexibility in responding to changing retail trends.

     Properties acquired by the Company are generally newly constructed as of the time of acquisition. In addition, the Company generally acquires properties that are subject to a lease in order to avoid the risks inherent in initial leasing. The Company's leases are typically triple-net leases, and generally also provide that the tenant is responsible for roof and structural repairs. The Company's leases typically do not limit the Company's recourse against the tenant and any guarantor in the event of a default and for this reason are considered "full-credit" leases.

                                   STRATEGIES

GENERAL

     The Company's investment strategy is to acquire, own, develop and manage a diversified portfolio of high-quality, freestanding properties leased to major retail businesses generally under full-credit, long-term, triple-net leases.

     The Company has attracted as tenants both major national and regional retail businesses and "category killer" retailers, such as Barnes & Noble Bookstores, OfficeMax, Computer City and Linens 'n Things. "Category killer" retailers offer an extensive variety of merchandise in a defined product category at competitive prices through a "superstore" format. This format offers consumers the convenience of in-depth product selection in a single location. The Company intends to continue leasing properties it acquires in the future to "category killer" retailers or other major national or regional retail businesses.

OPERATING STRATEGIES

     Underwrite Full-Credit, Long-Term Net Leases. To avoid initial lease-up risks, the Company generally acquires only properties which are fully leased under a long-term, full-credit lease. Management believes that the Company's emphasis on full-credit, long-term, triple-net leases will produce a predictable long-term income stream. The properties currently in the Company's Property portfolio generally were leased for 10 to 20 year periods, with renewal options for an additional 10 to 20 years. Leases accounting for approximately 85 percent of base rent as of March 31, 1999, have initial terms extending until at least December 31, 2009. The Company's willingness to make long-term investments in retail properties offers tenants financial flexibility and allows tenants to allocate capital to their core businesses. During the lease term and any renewal periods, tenants generally pay base rent, including periodic increases in the amount of base rent, and, in certain cases, also pay percentage rent based on the tenants' gross sales. The triple-net nature of the Company's leases also enhances the predictability of its income stream by placing the principle portion of the financial and operational responsibility of property ownership, maintenance and use on the tenants. The Company's leases typically do not limit the Company's recourse against tenants and any guarantors in the event of a default, and for this reason are considered "full-credit" leases.

     Develop and Maintain Relationships with Quality Tenants. Management seeks to develop and maintain long-term working relationships with established retail companies by providing build-to-suit services and sale/leaseback financing on multiple properties to target retailers on a national basis, thereby adding additional efficiency and value to retailers and the Company. Management targets tenants whose competitive position and financial strength should enable them to meet their obligations throughout the leases' terms and to obtain the best possible underlying credit quality by requiring the corporate parent of the tenant to lease the property or guarantee the tenant's obligations under the lease. Management believes that the Company's success in attracting high-quality tenants is based on a number of factors, including its relationships with financial institutions and unaffiliated brokers, as well as the reputation of affiliates of Mr. Seneff in the commercial net-leased property industry. In addition, in management's view, the Company's relationships with its tenants are fostered by the broad range of services it offers to tenants. These services, which include providing market surveys, site selection analyses and facility management consulting, are designed to aid a tenant in the selection and operation of a specific site. Management further believes that its ability to commit to a tenant's future sale/leaseback financing requirements enhances the relationships between the Company and its tenants. See "-- Financing Strategies." These activities have furthered the Company's strategy of providing nationwide sale/leaseback financing to established retailers. The Company believes that its existing relationships with tenants based throughout the United States will enhance its ability to expand into new geographic markets.

     The Company conducts an extensive analysis of prospective tenants, which includes evaluating each prospective tenant on the basis of its competitive market position and financial strength. To evaluate the tenant's competitive position, the Company assesses trends in per store sales, overall changes in consumer preferences and the tenant's ability to adapt to changes in market and competitive conditions. To evaluate the tenant's financial strength, the Company analyzes the tenant's historical financial performance and current financial condition.

     Minimize Investment Risk Through Diversification of Line of Business/Geographic Location. The Company continues to diversify its portfolio to include a full spectrum of retail businesses as tenants. Due to the wide array of creditworthy retail businesses, the Company has been able to diversify its investments among distinct retail segments, as well as by tenant and by geographic location. In pursuing its diversification strategy, the Company targets retailers which management views as leaders in their respective market segments and which have the financial strength to compete effectively. The concentration of drug and book stores in the Company's Property portfolio reflects the fact that in recent years such retail lines of trade have aggressively sought to use single-tenant, freestanding properties. The Company believes that other retail lines of business, such as home building suppliers and computer and electronic retailers, will move toward greater use of single-tenant, freestanding properties. As they do, the Company expects that it will continue to meet the widening demands of its market and that its portfolio of Properties will reflect the greater use of freestanding properties by these additional lines of business.

     Perform Extensive Site Selection and Property Acquisition Analysis. Before acquiring properties, the Company engages in extensive review and analysis of potential sites. The Company typically conducts an analysis of each site to determine both its long-term viability for the tenant and its value in the market. Attributes evaluated with respect to each site include the demographics of the market area as they relate to consumer demand, traffic patterns, traffic counts, surrounding land uses, traffic generators such as regional malls, accessibility, visibility, competition and parking. As part of this due diligence process, an experienced site acquisition specialist personally inspects the market area, verifies market area data and performs an in-depth site and building conditions inspection. The Company also obtains at least a Phase I environmental site assessment report from an environmental consulting firm for each site and a facilities inspection report from an engineering firm for any site with a building exceeding 7,500 square feet of GLA.

     In the event that an environmental site assessment identifies an adverse environmental condition which the Company believes is not material, the Company may proceed to purchase the property but generally will require that the condition be removed or remediated prior to its purchase, or that other arrangements be made to address environmental conditions at the property after closing. Despite these arrangements, there can be no assurance that the Company will not be required to incur material costs to address contamination at any of its properties. See also "Risk Factors -- General Real Estate
Risks -- Environmental Matters."

     Management believes that the Company also benefits from extensive, sophisticated site selection procedures used by tenants. Major retail companies that lease freestanding properties typically have proven expertise in selecting development sites designed to maximize sales throughout the life of the property. Because the financial success of such tenants depends heavily upon the locations of their properties, such tenants generally expend significant resources on site analysis to select the most desirable sites. In addition, due to the short development cycles generally associated with such properties (approximately six to 12 months), this format provides tenants flexibility in responding to changing retail trends and permits faster development for new stores. This enables the Company's tenants to add new stores quickly.

     Properties acquired by the Company generally are newly constructed as of the time of acquisition. The Company generally acquires its properties from the developer, or from the corporate entity that occupies the property. Management analyzes the components of each property's acquisition with the objective of obtaining the most favorable purchase price, consistent with the Company's investment objectives. If the Company acquires a recently developed property from a tenant, the purchase price typically equals the development cost of the property, which management independently verifies. In some instances, the Company may purchase undeveloped land concurrent with the tenant securing governmental approvals for construction and development of a store, and lease the land back to the tenant during the construction period under a contractual arrangement that requires the tenant to develop the property and to sell the completed improvements to the Company at a future date at a cost not exceeding a predetermined budgeted amount. In all cases, the Company negotiates a rental rate with the tenant that is designed to produce an attractive yield. See "Properties -- The Acquisition Process."

     Management believes that the broad market appeal of, and growing demand for, freestanding retail properties facilitates diversification of its portfolio. This type of property has the potential to be easily adapted to a variety of tenants and has relatively low re-leasing costs. For these reasons, freestanding single-tenant retail properties provide the Company with flexibility in Property usage and in tenant selection when the Properties are re-let upon lease expiration. Accordingly, management believes that properties of this type, when leased to high-quality tenants with significant market presence, provide attractive opportunities for stable current return and the potential for capital appreciation.

     Offer Tenants Build-to-Suit Development Capabilities. In connection with the Company's acquisition of CNL Realty Advisors, its external advisor, the Company acquired the advisor's development capabilities. On May 1, 1999, the Company contributed the development business and invested $10.9 million of debt and equity in Commercial Net Lease Realty Services, Inc. in exchange for shares of preferred stock and nonvoting common stock. The purpose of the transaction was to provide the Company with greater flexibility in providing build-to-suit development services for its existing tenants and for unrelated third parties and still comply with the regulations necessary to allow the Company to maintain its qualification as a real estate investment trust. The Company also has extended a $30 million line of credit to Commercial Net Lease Realty Services for the purposes of acquiring and developing retail properties. Any disbursements under the line of credit will be secured by a mortgage on the properties acquired. Upon completing the development and construction of a property, Commercial Net Lease Realty Services may sell the completed property to the Company or to an unrelated third party and retain a development fee. We may receive dividends on our investment in Commercial Net Lease Realty Services.

     Active Management of Assets. The Company actively manages its portfolio of Properties to maintain and maximize its value. The Company regularly monitors tenants' compliance with the Company's leases, particularly the lease requirements relating to maintenance of the Property and the obligation to pay property taxes and insurance, and annually evaluates property inspection reports. As part of its evaluation, the Company periodically conducts site inspections. In addition, the Company regularly assesses each tenant's financial condition and also analyzes gross sales attributable to each Property subject to a lease containing a percentage rent provision to determine whether there are any trends or significant changes that merit additional investigation.

MANAGED GROWTH STRATEGIES

     Rental Rate Increases. The Company will continue its practice of seeking to enter into leases which provide for periodic contractual increases in base rent and/or percentage rent based upon a percentage of a tenant's gross sales over a predetermined level. As of March 31, 1999, leases in the Company's Property portfolio representing approximately 82 percent of Base Rent included contractual increases in base rent; leases representing approximately 29 percent of Base Rent included percentage rent provisions; and leases representing approximately 19 percent of Base Rent included both contractual increases in base rent and percentage rent provisions. See "Properties -- Description of Leases." For the quarter ended March 31, 1999, percentage rent was approximately $133,000 (approximately 0.7 percent of total revenues). Management believes that percentage rent clauses offer the Company an opportunity to participate, over time, in the increase in revenues from the tenant's sales growth and provide a partial hedge against inflation.

     Completed Property Acquisitions. The Company's predominant growth strategy is to continue to acquire freestanding retail properties, leased primarily to "category killer" retailers or other major national or regional businesses, at rental rates which generate returns higher than the Company's blended cost of capital. Additionally, the Company expects to grow, through its relationship with Commercial Net Lease Realty Services, Inc., by providing build-to-suit development for its existing tenants and for unrelated third parties. Between January 1, 1999 and March 31, 1999, the Company invested an aggregate amount of $62.5 million (on an inclusive cost basis) to acquire 26 Properties, purchase two new buildings constructed by a tenant on previously acquired land parcels, complete construction of five buildings on previously acquired land parcels and fund construction in progress on nine projects.

FINANCING STRATEGIES

     Sources of Capital for Acquisitions. The Company generally utilizes its $200 million credit facility (the "Credit Facility") to fund property acquisitions. Among other things, the Credit Facility, which expires in July 2000, enables the Company to commit to purchase several properties as a group and to lease each of these properties to a single tenant under an agreed form of lease. Such commitments for multiple properties provide tenants with a more efficient real estate capital source for development of future stores. In addition to the Credit Facility, the Company intends to finance future acquisitions and repay indebtedness by utilizing whatever source of capital that management considers most advantageous at the time. Such sources may include proceeds from public or private offerings of debt or equity securities, secured or unsecured borrowings from banks or other lenders, the sale of properties or undistributed funds from operations.

     Ratio of Debt to Total Assets. The Company seeks to operate with a moderate use of leverage. Management believes that the Company's Property portfolio and the predictability and stability of the underlying cash flow will permit the Company to obtain attractive long-term debt financing. The Company intends to maintain a ratio of total indebtedness to total assets (total purchase price before accumulated depreciation) of not more than 50 percent. Based on the Company's balance sheet as of

March 31, 1999, the Company's total indebtedness as a percentage of total assets (total purchase price before accumulated depreciation) was approximately 44 percent.

                                   PROPERTIES

THE PROPERTIES

     As of March 31, 1999, the Company had an ownership interest in 281 net-leased Properties or Properties under development located in 35 states. Except for two Properties which are subject to ground leases, all of the Properties owned by the Company are owned in fee simple. The average age of the buildings in the Company Property portfolio is approximately five years. The aggregate GLA of the Company Property portfolio is approximately 6.2 million square feet and buildings in the Company Property portfolio generally range in size from approximately 1,000 square feet to approximately 110,000 square feet (1,000 to 7,000 square feet for restaurants).

     The following tables set forth the diversification of the Company Property portfolio based on retail line of business diversification and geographic diversification by region as of March 31, 1999:

                   Diversification by Retail Line of Business
                                 March 31, 1999

                                                                                                 PERCENT
                                                                                                OF TOTAL
                                                                                                 CURRENT
                                         NUMBER OF       GLA      PERCENT OF   CURRENT ANNUAL    ANNUAL
           RETAIL SPECIALTY              PROPERTIES   (SQ. FT.)   TOTAL GLA     BASE RENT(1)    BASE RENT
           ----------------              ----------   ---------   ----------   --------------   ---------
Drug Stores............................      55         524,575       8.44%     $ 9,937,243       13.74%
Books..................................      19         543,677       8.75%       9,647,136       13.34%
Consumer Electronics...................      17         541,178       8.71%       8,347,418       11.54%
Grocery Stores.........................      24         760,072      12.23%       7,899,894       10.92%
Sporting Goods.........................      17         843,649      13.58%       6,651,826        9.19%
Home Furnishings.......................      16         461,809       7.43%       6,173,062        8.53%
Office Supplies........................      20         460,443       7.42%       6,112,894        8.45%
Furniture..............................      24         773,809      12.45%       5,614,912        7.76%
Restaurants............................      34         208,557       3.36%       2,997,287        4.14%
Discount Store Chains..................      10         435,826       7.01%       2,002,110        2.77%
Auto Supplies..........................      24         196,022       3.15%       1,788,756        2.47%
Computer and Computer Software.........       4          73,957       1.19%       1,358,667        1.88%
Apparel................................       2          62,500       1.01%         893,236        1.23%
Home Improvement.......................       2         112,875       1.82%         708,789        0.98%
Pet Supplies...........................       2          40,340       0.65%         687,275        0.95%
Convenience Stores.....................       2           5,951       0.10%         395,400        0.55%
Shoe Stores............................       1          16,500       0.27%         384,909        0.53%
Craft Stores...........................       1          26,304       0.42%         341,956        0.47%
Childrens' Apparel & Accessories.......       1          40,000       0.64%         304,000        0.42%
Video Tapes & Games Rental.............       1           6,500       0.10%         102,245        0.14%
Party Supplies (5).....................       1              --       0.00%              --        0.00%
Excess or Vacant Properties............       4          78,860       1.27%              --        0.00%
                                            ---       ---------     ------      -----------      ------
          SUBTOTALS....................     281       6,213,404     100.00%     $72,349,015      100.00%
                                            ===       =========     ======      ===========      ======
                                          (2)(3)(4)      (3)(4)                        (3)(4)

---------------
(1) Base Rent includes income from operating leases and earned income from direct financing leases but excludes percentage (contingent) rental income and non-cash lease accounting adjustments.

(2) Total number of properties includes nine properties under construction. In addition, with respect to five of these properties, we own only the underlying land, which we lease to the tenants.
                                         (footnotes continued on following page)

(3) Includes nine properties with 239,477 square feet of gross leasable "area" or "space" and $3.2 million of base rent owned by a limited partnership in which we own a 20% general partnership interest.

(4) Excludes gross leasable "area" or "space" and base rent attributed to the buildings under construction discussed in footnote (2) above.

(5) As of March 31, 1999, the Party City property was under construction and we were not receiving any base rent. In April, the building, which contains 12,000 square feet of gross leasable "area" or "space," was completed and the lease became effective providing for $189,000 of annualized base rent.

                      Geographic Diversification by Region
                                 March 31, 1999

                                                                                                PERCENT OF
                                                                                                 CURRENT
                                         NUMBER OF       GLA      PERCENT OF   CURRENT ANNUAL     ANNUAL
                REGION                   PROPERTIES   (SQ. FT.)   TOTAL GLA      BASE RENT      BASE RENT
                ------                   ----------   ---------   ----------   --------------   ----------
Southeast..............................      79       1,665,416      26.81%     $20,249,819        27.99%
South..................................     103       1,997,574      32.15%      17,849,118        24.67%
Northeast..............................      38       1,125,422      18.11%      14,057,536        19.43%
West...................................      31         668,554      10.76%      11,838,079        16.36%
Midwest................................      23         628,866      10.12%       6,784,963         9.38%
Rocky Mountain.........................       7         127,572       2.05%       1,569,500         2.17%
                                            ---       ---------     ------      -----------       ------
          TOTALS.......................     281       6,213,404     100.00%     $72,349,015       100.00%
                                            ===       =========     ======      ===========       ======

DESCRIPTION OF LEASES

     The Company's leases are generally "triple-net" leases. Under a triple-net lease, the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. The Company's leases are considered "full-credit" leases because they do not typically limit the Company's recourse against the tenant and any guarantor in the event of a default.

     Initial lease terms for the Properties typically are, or are expected to be, 10 to 20 years, with renewal options for an additional 10 to 20 years (in the aggregate). As of March 31, 1999, the weighted average remaining initial lease term with respect to the Properties was approximately 14.6 years. Leases accounting for approximately 85 percent of annualized base rent as of March 31, 1999 have initial lease terms extending until at least December 31, 2009.

THE ACQUISITION PROCESS

     The Company acquires its properties from either the retail entities that occupy such properties or from the developer of the property.

     Acquisitions from Retail Occupants. When purchasing a property from the retail entity which occupies it, the Company is able to meet the tenant's needs by tailoring the terms of the lease and by varying the mix of rental stream payments among base rent, fixed periodic contractual rent increases and rent based on a percentage of the tenant's gross sales. If the property has been developed recently, the purchase price typically equals the original development cost of the property, which management verifies independently. Retail businesses are often motivated to enter into such sale/leaseback arrangements as a form of off-balance sheet financing to provide additional capital for reinvestment in their core businesses.

     The Company occasionally purchases undeveloped land concurrent with the tenant securing governmental approvals for construction and development of a store. In these cases, the Company leases the land back to the tenant during the construction period under a contractual arrangement which requires the tenant to develop the property and to sell the completed improvements to the Company at a future date at a cost not to exceed a predetermined budgeted amount. In these instances, the lease executed at the time the land is purchased by the Company is structured to provide the Company with a specified rate of return based on the Company's total cost in purchasing the property. The development of these properties generally is completed within 12 months of entering into the ground lease. Generally, after purchasing the completed improvements, the Company leases the improvements back to the retailer on terms which provide the Company with the same rate of return as the initial ground lease. This lease structure is often preferred by rapidly expanding retailers that desire to free up capital invested in the land as quickly as possible for reinvestment in their core businesses and fund part of construction costs.

     Acquisitions from Developers. The Company occasionally acquires an existing property, subject to a long-term lease, from the owner or developer of the property. In these instances, the seller is often motivated to receive cash for the value created through the successful development and leasing of the property. While the Company buys such a property based on the intrinsic value of the lease in place, it sometimes is able to renegotiate the terms of the lease with the tenant, thereby increasing the value of the property. The Company is able to renegotiate such leases largely as a result of its extensive retail relationships and its knowledge of the net-lease business. See "Strategies -- Operating Strategies -- Perform Extensive Site Selection and Property Acquisition Analysis."

                              CERTAIN TRANSACTIONS

     The Company serves as the manager of Net Lease Institutional Realty, L.P. (the "Partnership), a limited partnership in which the Company holds a 20 percent general partnership interest. Pursuant to a management agreement, the Partnership paid the Company $55,000 in asset management fees during the quarter ended March 31, 1999, and $218,000 in asset management fees during the year ended December 31, 1998.

     In March 1999, the Company sold 38 of its properties to CNL American Properties Fund, Inc. ("APF") for a total of $36,568,000 and received net proceeds of $36,173,000, resulting in a gain of $5,363,000 for financial reporting purposes. Mr. Seneff, the Chairman and Chief Executive Officer of the Company, and Robert A. Bourne, the Vice Chairman of the Company, are members of the board of directors of APF. This transaction was negotiated on behalf of the Company by the independent directors of the Board who engaged an investment bank to market the portfolio and to provide a valuation of the subject properties.

     During the quarter ended March 31, 1999, the Company provided certain development services for an affiliate of James M. Seneff, Jr., the Chairman of the Board of Directors and Chief Executive Officer of the Company, and received market-rate development fees of $990,000.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This discussion supplements the discussion set forth in the accompanying prospectus under the heading "Federal Income Tax Considerations." On August 5, 1997, the President signed into law the Taxpayer Relief Act of 1997 (the "Act"), which contains provisions affecting the qualification and taxation of REITs and which provisions will apply to the Company beginning with its 1998 taxable year. The relevant REIT-related provisions of the Act are summarized in this paragraph. First, the Act repeals the 30 percent gross income test. Second, under the Act, the Company may elect to retain and pay income tax on its net long-term capital gains. If the Company so elects, each shareholder will take into income his share of the retained capital gain as long-term capital gain and will receive a credit or refund for his share of the tax paid by the Company. The shareholder will increase the basis of his shares of the Company by an amount equal to the excess of the retained capital gain included in his income over the tax deemed paid by him. Third, under the Act, the Company may render a minimal amount of impermissible "noncustomary" services to tenants and still treat the rent received from that property as "rents from real property," as long as the amount received for the services, or management or operation, during any taxable year does not exceed one percent of the Company's total receipts from the property during that year. For purposes of the foregoing, the amount attributable to any impermissible service, or management or operation, will be equal to at least 150 percent of the Company's direct cost for performing the service, management or operation. Fourth, under the Act, the Company will not lose its REIT status for failing to send out shareholder demand letters in any year. Instead, the Company will incur a $25,000 penalty ($50,000 for intentional violations). Fifth, if the Company complies with the requirements for ascertaining the ownership of its outstanding shares (including by sending out shareholder demand letters) and does not know or have reason to know that it has violated the 5/50 rule (i.e., the rule that no more than 50 percent in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year), it will be treated as satisfying the 5/50 rule. Sixth, the Company may treat any wholly-owned corporation as a "qualified REIT subsidiary" regardless of whether the Company always has owned 100 percent of the stock of the corporation.

     The Act also changed the maximum tax rates on capital gains applicable to noncorporate taxpayers. For capital gain taken into account after December 31, 1997, the maximum tax rate on long-term capital gains applicable to noncorporate taxpayers is 20 percent for sales and exchanges of assets held for more than one year. The maximum tax rate applicable to noncorporate taxpayers on long-term capital gain from the sale or exchange of "Section 1250 property" (i.e., depreciable real property) is 25 percent to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute in taxable years beginning on and after January 1, 1998, the Company may designate (subject to certain limits) whether a distribution is taxable to its noncorporate stockholders at a 20 percent or 25 percent rate.

TAXATION OF THE NOTES

     Subject to the preliminary considerations set forth in the prospectus, the following is a general discussion of the material U.S. federal income tax
considerations applicable to initial holders of the      % Notes due 200  (the
"Notes"). Except as specifically provided below with respect to Non-U.S. Holders (as defined below), the discussion is limited to holders of Notes that are U.S. Holders. For purposes of this discussion, a "U.S. Holder" is generally any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation. A "Non-U.S. Holder" means any beneficial owner of a Note that is not a U.S. Holder.

     Interest on the Notes. A U.S. Holder of the Notes generally will be required to report interest earned on the Notes as ordinary income in accordance with such U.S. Holder's method of tax accounting.

     Disposition of the Notes. Upon the sale, exchange, redemption, retirement or other disposition of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income) and such U.S. Holder's tax basis in the Note. The U.S. Holder's tax basis for a Note generally will be the purchase price for the Note. Such gain or loss shall be treated as long-term capital gain or loss if the Note was held for more than one year.

     Non-U.S. Holders. The rules governing the United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Holders should consult with their own tax advisors to determine the impact of federal, state and local laws with regard to the Notes.

     Generally, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a Note, provided that (i) the Non-U.S. Holder is not (A) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company or (B) a controlled foreign corporation related to the Company through stock ownership; (ii) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; (iii) the Company or its paying agent receives certain information from the Non-U.S. Holder (or a financial institution that holds the Notes in the ordinary course of its trade or business) certifying that such holder is a Non-U.S. Holder; and (iv) the Non-U.S. Holder is not subject to backup withholding (as described in the prospectus). Generally a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on gains from the sale or other disposition of a Note provided that (i) such gains are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; (ii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements; and (iii) the Non-U.S. Holder is not subject to backup withholding (as described in the prospectus).

     The Company will also report to its Noteholders and the IRS the amount of interest paid during each calendar year, and the amount of tax withheld, if any. A Noteholder may be subject to backup withholding at a 31 percent rate with respect to interest paid if it fails to provide the Company with a Form W-8 and if the requirements described in the prospectus are not met. The Backup Withholding Final Regulations generally will be effective with respect to payments made after December 31, 2000.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Debt Securities" set forth in the accompanying prospectus under "Description of Debt Securities," to which reference is hereby made.

GENERAL

     The Notes each constitute a separate series of Debt Securities (which are more fully described in the accompanying prospectus) to be issued under an Indenture, dated as of March 25, 1998 (the "Original Indenture"), as
supplemented by Supplemental Indenture No. 2 dated as of June   , 1999 (the
"Supplemental Indenture" and together with the Original Indenture, the "Indenture")), between the Company and First Union National Bank (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Company. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

     The Notes will be limited to an aggregate principal amount of $          .
The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to Indebtedness and other liabilities of the Company's Subsidiaries. Accordingly, such prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from encumbered or indirectly-held properties. Holders of the Notes will not have recourse against any shareholder of the Company for the repayment of the Notes.

     As of March 31, 1999, on a pro forma basis after giving effect to the
offering, the Company would have had approximately $          million of
indebtedness, of which approximately $          million would have been secured
by           of the Properties. The Company may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "-- Certain Covenants -- Limitations on Incurrence of Indebtedness."

     The Notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

PRINCIPAL AND INTEREST

     The Notes will bear interest at      % per annum and will mature on
                    , 200  . The Notes will bear interest from
          , 1999 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semiannually in arrears
on                     and                     of each year, commencing
                    , 1999 (each, an "Interest Payment Date"), to the Persons in whose name the applicable Notes are registered in the Security Register on the
preceding           or           (whether or not a Business Day, as defined
below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in the City of New York or in the City of Charlotte are authorized or required by law, regulation or executive order to close.

     The principal of and interest on the Notes will be payable and the Notes may be exchanged or surrendered at the corporate trust office of the agent of the Trustee (the "Paying Agent") in the City of Charlotte, North Carolina, initially located at 1525 West W.T. Harris Boulevard, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not less than 30 days nor more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     If less than all the Notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to the giving of the redemption notice (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" means .25 percent (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Company.

CERTAIN COVENANTS

     Limitations on Incurrence of Indebtedness. The Company will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60 percent of the sum of (without duplication) (i) the Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

     In addition to the foregoing limitation on the incurrence of Indebtedness, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40 percent of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

     The Company and its Subsidiaries will not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Company and its Subsidiaries on a consolidated basis.

     In addition to the foregoing limitations on the incurrence of Indebtedness, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents if the Company were so subject. The Company will also in any event (x) within

15 days of each Required Filing Date (i) if the Company is not then subject to such Section 13 or 15(d), transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

     Waiver of Certain Covenants. The Company may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Notes, as the case may be (except any such term, provision or condition which could not be amended without the consent of all Holders of Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all of the outstanding Notes, as the case may be, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

     As used herein, and in the Indenture:

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Advisor Transaction" means the merger of CNL Realty Advisors, Inc. with and into a wholly-owned subsidiary of the Company which was consummated on January 1, 1998.

     "Annual Debt Service Charge" for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

     "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

     "Earnings from Operations" for any period means net earnings excluding (i) gains and losses on sales of investments, extraordinary items and property valuation losses and (ii) costs and expenses associated with the Advisor Transaction, net as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (which will include the fair market value, at the time of issuance of the shares of the Company's common stock, $.01 par value, issuable to the former shareholders of CNL Realty Advisors, Inc. as a result of the Advisor Transaction, reasonable attorney's and accountants' fees, and miscellaneous other expenses incurred by the Company in connection therewith).

     "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

     "GAAP" means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided that solely for purposes of any calculation required by the financial covenants contained in the Indenture, "GAAP" shall mean generally accepted accounting principles as used in the United States on the date of the Indenture, applied on a consistent basis.

     "Indebtedness" of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Company or a Subsidiary which is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value (as determined in good faith by the Board of Directors of the Company) of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Company or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

     See "Description of Debt Securities -- Certain Covenants" in the accompanying prospectus for a description of additional covenants applicable to the Company.

EVENTS OF DEFAULT

     The Indenture provides that the following events are "Events of Default" with respect to the Notes:

     - default in the payment of any interest on any Notes when such interest becomes due and payable that continues for a period of 30 days;

     - default in the payment of the principal of (or Make-Whole Amount, if any, on) any Notes when due and payable;

     - default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture;

     - default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Company as provided in the Indenture;

     - the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; and

     - certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary. The Term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default specified in last bullet above, relating to the Company or any Significant Subsidiary occurs, the principal amount of and the Make-Whole Amount on all outstanding Notes shall become due and payable without any declaration or other act on the part of the Trustee or of the Holders.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article XIV of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus, will apply to the Notes. Each of the covenants described under "-- Certain Covenants" herein and "Description of Debt Securities -- Certain Covenants" in the accompanying prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered global notes ("Global Notes") which will be deposited with, or on behalf of, the Depository Trust Company ("DTC"), and registered in the name of DTC's nominee, Cede & Co. Except under the circumstances described below, the Notes will not be issuable in definitive form.

     Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     Upon the issuance of a Global Note, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Notes represented by such Global Note to the accounts of persons that have accounts with DTC ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to the Notes. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in Global Note.

     So long as DTC or its nominee is the registered owner of such Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interest in a Global Note will not be entitled to have any of the individual Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, any Make-Whole Amount on, and any interest on, individual Notes represented by a Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of Global Note representing such Notes. None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, Make-Whole Amount or interest in respect of a permanent Global Note representing any Notes, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of

DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Notes in exchange for the Global Note or Notes representing the Notes. In addition, the Company may, at any time and in its sole discretion, determine not to have any Notes represented by one or more Global Notes and, in such event, will issue individual Notes in exchange for the Global Note or Notes representing the Notes. Individual Notes so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     DTC has advised the Company of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

GOVERNING LAW

     The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY

     No past, present or future shareholder, employee, officer or director of the Company or any successor thereof shall have any liability for any obligation, covenant or agreement of the Company contained under the Notes or the Indenture. Each Holder of Notes by accepting such Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and CNLR has agreed to sell to such underwriter, the principal amount of notes set forth opposite the name of such underwriter.

                                                              PRINCIPAL AMOUNT
                            NAME                                  OF NOTES
                            ----                              ----------------
J.P. Morgan Securities Inc. ................................
Salomon Smith Barney Inc. ..................................
First Union Capital Markets Corp. ..........................
Goldman, Sachs & Co. .......................................
                                                                ------------
          Total.............................................    $ 00,000,000
                                                                ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters, for whom J.P. Morgan Securities Inc., Salomon Smith Barney Inc., First Union Capital Markets Corp. and Goldman, Sachs & Co. are acting as representatives, propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public
offering price less in concession not in excess of      % of the principal
amount of the notes. The underwriters may allow, and such dealers may allow a
concession not in excess of      % of the principal amount of the notes on sales
to certain other dealers. After the initial offering of the notes to the public, the public offering price and such concessions may be changed by the representatives.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by CNLR in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY CNLR
                                                              ------------
Per Note....................................................           %

     In connection with the offering, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when either J.P. Morgan Securities Inc. or Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     CNLR estimates that its total expenses of this offering will be $900,000.

     The representatives have performed certain investment banking and advisory services for CNLR from time to time for which they have received customary fees and expenses. The representatives may from time to time, engage in transactions with and perform services for CNLR in the ordinary course of their business. First Union National Bank (an affiliate of First Union Capital Markets Corp.) is a lender on CNLR's $200 million dollar unsecured credit facility. The net proceeds from this offering will be used to reduce borrowings under the credit facility, and First Union National Bank will receive its proportionate share of such repayment. See "Use of Proceeds." In addition, First Union National Bank will act as Trustee under the Indenture and will receive customary fees for its services.

     CNLR has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Notes being offered hereby, are being passed upon for the Company by Shaw Pittman, Washington, D.C., a partnership including professional corporations. Certain legal matters related to the offering are being passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                       [COMMERCIAL NET LEASE REALTY LOGO]

                                  $300,000,000
                       COMMERCIAL NET LEASE REALTY, INC.
              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                     COMMON STOCK AND COMMON STOCK WARRANTS
                         ------------------------------
     Commercial Net Lease Realty, Inc. (the "Company") may from time to time offer in one or more series (i) its debt securities (the "Debt Securities"), which may be senior debt securities or subordinated debt securities, (ii) Preferred Stock, par value $0.01 per share (the "Preferred Stock"), (iii) Preferred Stock represented by depositary shares (the "Depositary Shares"), (iv) Common Stock, par value $0.01 per share (the "Common Stock"), or (v) warrants to purchase Common Stock (the "Common Stock Warrants"), with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time or times of offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock or Common Stock Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Common Stock or other securities of the Company, and any public offering price; (ii) in the case of Preferred Stock, the designation of any series, any dividend, liquidation, redemption, sinking fund, conversion, voting and other rights, preferences and limitations, and the public offering price; (iii) in the case of Depositary Shares, the number of whole or fractional shares of Preferred Stock represented by each such Depositary Share; (iv) in the case of Common Stock, any public offering price; and (v) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such class or series of Offered Securities.

                         ------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 22, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange under the ticker symbol "NNN." Reports, proxy statements and other information concerning the Company also may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act (Exchange Act file number 0-12989) with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
          b. Current Report on Form 8-K dated February 18, 1998, filed by the Company with the Commission on February 19, 1998.
          c. Current Report on Form 8-K dated March 20, 1998, filed by the Company with the Commission on March 20, 1998.
          d. Current Report on Form 8-K dated March 24, 1998, filed by the Company with the Commission on March 26, 1998.
          e. Current Report on Form 8-K dated March 25, 1998, filed by the Company with the Commission on March 26, 1998.
          f. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
          g. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Kevin B. Habicht, Commercial Net Lease Realty, Inc., 455 South Orange Avenue, Suite 700, Orlando, Florida 32801 (telephone number: (407)265-7348).

                                  THE COMPANY

     Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), is a fully integrated self-administered real estate investment trust ("REIT") formed in 1984 that acquires, owns, develops and manages a diversified portfolio of high-quality, single-tenant, freestanding properties leased to major retail businesses generally under full-credit, long-term commercial net leases. As of June 30, 1998, the Company owned 254 properties and a 20 percent ownership interest in nine additional properties held in an unconsolidated partnership (together, the "Properties"). The Properties were acquired for an aggregate purchase price of approximately $605 million and having an annualized cash on cost return (on an Inclusive Cost basis as defined below) of approximately 10.1%. For the purposes of the Prospectus, "Inclusive Cost" means all costs related to acquisitions, including but not limited to the purchase price, legal fees and expenses, commissions and title insurance.

     The Company acquires, owns, develops and manages freestanding retail properties that are located within intensive commercial corridors near traffic generators such as regional malls, business developments and major thoroughfares. These properties, which generally have purchase prices of up to $10 million, attract a wide array of established retail tenants, such as Barnes & Noble, Eckerd Drug and OfficeMax. Consequently, management believes that such properties offer attractive opportunities for stable current returns and potential capital appreciation. In addition, management believes that the location and design of properties in this niche provide flexibility in use and tenant selection and an increased likelihood of advantageous re-lease terms upon expiration or early termination of the related leases.

     Properties acquired by the Company are generally newly constructed or re-developed as of the time of acquisition. In addition, the Company generally acquires properties that are subject to a lease in order to avoid the risks inherent in initial leasing. The Company's leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance ("triple-net" leases), and generally also provide that the tenant is responsible for roof and structural repairs. The Company's leases typically do not limit the Company's recourse against the tenant and any guarantor in the event of a default and for this reason are considered "full-credit" leases. The Properties are leased on a long-term basis, generally 10 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1997, the average remaining initial lease term of the Properties was approximately 14 years. Leases representing approximately 90 percent of annualized base rental income from the Properties (the "Base Rent") as of December 31, 1997, have initial terms extending until at least December 31, 2007. Approximately 83 percent of Base Rent is derived from leases that provide for periodic, contractually fixed increases in base rent.

     The principal office of the Company is located at 455 South Orange Avenue, Suite 700, Orlando, Florida 32801 and the Company's telephone number is
(407)265-7348.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment of certain indebtedness outstanding at such time, the acquisition of single tenant freestanding properties as suitable opportunities arise and the expansion and improvement of certain properties in the Company's portfolio.

       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The Company's ratio of earnings to fixed charges for the six months ended June 30, 1998 was 3.00, and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 was 3.43, 3.49, 4.06, 12.86 and 9.77, respectively. Earnings from operations for the six months ended June 30, 1998 includes a non-cash charge of $4.7 million associated with the costs incurred in acquiring the Company's advisor from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the six months ended June 30, 1998 would be 3.70. There were no shares of Preferred Stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges.

     For the purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before taxes. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities are summaries of the provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERMS

     The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or other equity securities of the Company, or the method by which any such portion shall be determined;

          (4) if such Debt Securities are convertible, any limitation to the ownership or transferability of the Common Stock or other equity securities of the Company into which such Debt Securities are convertible in connection with the preservation of the Company's status as a REIT;

          (5) the date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining the date or dates, from which any such interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon the Company in respect to such Debt Securities and the applicable Indenture may be served;

          (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the events of default or covenants set forth in the applicable Indenture;

          (14) whether such Debt Securities will be issued in certificated or book-entry form;

          (15) whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (17) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (18) whether and under what circumstances the Company will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (19) the provisions, if any, relating to the security provided for such Debt Securities; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfers of the Company's Common Stock and the Company's other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common
Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletion from, modification of or addition to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; provided, however, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any date upon which interest is payable with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

     Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

     Each Indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company must be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets must expressly assume payment of the principal of (and premium, if any), and interest on, all of the outstanding Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion concerning such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale," the Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, bylaws or statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indenture will require the Company to cause all of its properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition and must cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

     Insurance. The Indenture will require the Company to, and to cause each of its subsidiaries to, keep or cause to be kept in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

     Payment of Taxes and Other Claims. The Indenture will require the Company to pay or discharge or cause to be paid or discharged (or, if applicable, cause to be transferred to bond or other security), before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (b) all lawful claims for labor, materials and supplied which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, provided, however, that the Company will not be required to pay or discharge (or transfer to bond or other security) or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity it being contested in good faith by appropriate proceedings.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (a) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(b) to file with the Trustee copies of the annual reports, quarterly and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) to supply promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of Debt Securities.

     Additional Covenants. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable indenture, the Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (e) default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any Significant Subsidiary or of the respective property of either; and (g) any other event of default provided with respect to that series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under any Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be) has been made, the holders of not less than a majority in principal amount of Debt Securities of such series (or of each series of Debt Securities then outstanding under such Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with such Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the Debt Securities of any series (or of each series of Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indenture will provide that the Trustee thereunder is required to give notice to the holders of Debt Securities issued thereunder within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of the Trustee consider such withholding to be in the interest of such holders.

     The Indenture will provide that no holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities held by that holder at the respective due dates thereof.

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee thereunder is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to such Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of each series of Debt Securities then outstanding under such Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with any law or such Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee under the Indentures a certificate, signed by one of several specified officers, stating whether such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of any Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued thereunder which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate of amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the currency or currencies, for payment of principal of, or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain covenants in the applicable Indenture, including those described in "-- Certain Covenants."

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holder of Debt Securities issued thereunder for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under such Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities issued thereunder; (d) to add or change any provisions of such Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such Debt Securities of any series in any material respect; (e) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities issued thereunder; (g) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock of the Company; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued thereunder in any material respect; or (j) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series issued thereunder in any material respect.

     The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (b) the principal amount of a Debt

Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above); (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security in the applicable Indenture; and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the Trustee and also, upon request, by the Company or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) with respect to such Debt Securities ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under the caption "-- Certain Covenants") or if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities which are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to the specified sections in the applicable Indenture (which Sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenants as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. In any such event, the Company would remain liable to make payments of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERTIBLE DEBT SECURITIES

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the conversion of Debt Securities, including a description of certain restrictions on the ownership of the Common Stock.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

     The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, par value $0.01 per share, 15,000,000 shares of Preferred Stock, par value $0.01 per share (the Common Stock and the Preferred Stock together are referred to as the "Capital Stock"), and 105,000,000 shares of Excess Stock, par value $0.01 per share, issuable in exchange for Capital Stock as described below under "Description of

Common Stock -- Restrictions on Ownership." At September 28, 1998, the Company had no shares of Preferred Stock outstanding.

GENERAL

     Under the Company's articles of incorporation, the Board of Directors may from time to time establish and issue one or more series of Preferred Stock without shareholder approval. The Board of Directors may, subject to the express provisions of any other series of Preferred Stock then outstanding, alter the designation, classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. Preferred Stock will, when issued, be fully paid and nonassessable.

     The following description of Preferred Stock sets forth certain general terms and provisions of Preferred Stock to which any Prospectus Supplement may relate. The statements below describing Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's articles of incorporation and the Company's bylaws.

     The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation: (i) the designation of the series, which may be by distinguishing number, letter or title; (ii) the dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) the redemption rights, including conditions and the price or prices, if any, for shares of the series; (iv) the terms and amounts of any sinking fund for the purchase or redemption of shares of the series; (v) the rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series; (vi) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (vii) restrictions on the issuance of shares of the same series or of any other class or series; (viii) the voting rights, if any, of the holders of shares of the series; and (ix) any other relative rights, preferences and limitations on that series.

RANK

     Unless otherwise specified in the Prospectus Supplement, Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any Capital Stock of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then-current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then-current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no dividends (other than in Common Stock or other Capital Stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other Capital Stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock, or any other Preferred Stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other Capital Stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, any series of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of Capital Stock of the Company, the terms of such Preferred Stock may provide that, if no such Capital Stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable class or series of Capital Stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series on Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then-current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for Capital Stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and the series of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Capital Stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of Capital Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of Capital Stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's articles of incorporation or the designating amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock -- Restrictions on Ownership," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the designating amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of Preferred Stock.

BOOK-ENTRY PREFERRED STOCK

     The Preferred Stock of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Preferred Stock will be described in the applicable Prospectus Supplement relating to such series.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (such depositary or its successor, the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of shares of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the shares of Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights). At September 28, 1998, the Company had no Depositary Shares issued or outstanding.

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holder, subject, if set forth in the applicable Prospectus Supplement, to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject, if set forth in the applicable Prospectus Supplement, to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

     Unless otherwise specified in the applicable Prospectus Supplement, upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of shares of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of Preferred Stock, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the fraction of the redemption price and any other amounts per share payable with respect to the Preferred Stock specified in the applicable Prospectus Supplement. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE UNDERLYING PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of shares of Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such shares of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of shares of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of shares of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION PREFERENCE

     In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, are not convertible into shares of Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the shares of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock or other shares of Capital Stock, as the case may be, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of shares of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the shares of Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) a majority of each class of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts.

In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related shares of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such shares of Preferred Stock or (iii) each related share of Preferred Stock shall have been converted into Capital Stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, unless otherwise specified in the applicable Prospectus Supplement, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related shares of Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

     The authorized Capital Stock of the Company consists of 90,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock. There also is authorized 105,000,000 shares of Excess Stock, issuable in exchange for Capital Stock, as described below under "-- Restrictions on Ownership." At September 28, 1998, the Company had outstanding 29,363,143 shares of Common Stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

GENERAL

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock or upon the exercise of the Warrants to purchase Common Stock issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's articles of incorporation and bylaws.

COMMON STOCK

     The holders of Common Stock elect all directors and are entitled to one vote per share on all matters submitted to a vote of the stockholders. Stockholders are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share pro rata in any distribution to stockholders. Holders of Common Stock have no preemptive, subscription or conversion rights. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

     The Company purchased from six limited partnerships and one general partnership 14 properties in July 1992, and purchased from a trust one property in August 1993, in exchange for the issuance to the partnerships and the trust of an aggregate of 346,172 restricted shares of Common Stock (the "CNL Transaction"). All of the shares issued in connection with the CNL Transaction are subject to piggyback registration rights under certain circumstances.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT, not more than 50 percent in value of its outstanding Capital Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; the shares must be beneficially owned (without reference to any rules of attribution) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain other requirements must be satisfied. See "Federal Income Tax Considerations -- Taxation of the Company."

     To ensure that five or fewer individuals do not own more than 50 percent in value of the outstanding Common Stock, the Company's articles of incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent in value (the "Ownership Limit") of the outstanding Capital Stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Company and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the status of the company as a REIT.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limit may prevent any person or small group of persons from acquiring unilateral control of the Company.

     If the ownership, transfer or acquisition of shares of Common Stock, or change in capital structure of the Company or other event or transaction would result in (a) any Person (as defined below) owning (applying certain attribution rules) Capital Stock in excess of the Ownership Limit, (b) fewer than 100 Persons owning the Capital Stock, (c) the Company being "closely held" within the meaning of Section 856(h) of the Code, or (d) the Company otherwise failing to qualify as a REIT, then the ownership, transfer or acquisition, or change in capital structure or other event or transaction that would have such effect will be void as to the purported transferee or owner, and the purported transferee or owner will not have or acquire any rights to the Capital Stock to the extent required to avoid such a result. Capital Stock owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize the Company's status as a REIT will automatically be converted to Excess Stock. A holder of Excess Stock is not entitled to distributions, voting rights, and other benefits with respect to such shares except for the right to payment of the purchase price for the shares (or, in the case of a devise or gift or similar event which results in the issuance of Excess Stock, the fair market value at the time of such devise or gift or event) and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee or holder of Excess Stock shall be repaid to the Company upon demand. Excess Stock shall be subject to repurchase by the Company at its election. The purchase price of any Excess Stock shall be equal to the lesser of (i) the price paid in such purported transaction (or, in the case of a devise or gift or similar event resulting in the issuance of Excess Stock, the fair market value at the time of such devise or gift or event), or (ii) the fair market value of such Common Stock on the date on which the Company or its designee determines to exercise its repurchase right. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

     For purposes of the Company's articles of incorporation, the term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside to be used exclusively for the purposes described in
Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act; but does not include an underwriter which participated in a public offering of Capital Stock for a period of sixty (60) days following the purchase by such underwriter of Capital Stock therein, provided that the foregoing exclusions shall apply only if the ownership of such Capital Stock by such underwriter would not cause the Company to fail to qualify as a REIT by reason of being "closely held" within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

     All certificates representing Capital Stock will bear a legend referring to the restrictions described above.

     The articles of incorporation of the Company provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than
5.0 percent of the outstanding Capital Stock, or such lower percentage as may be required pursuant to regulations under the Code or as may be requested by the Board of Directors, must file a written notice with the Company no later than January 31 of each year with respect to the prior year containing (a) the name and address of such owner, (b) the number of shares of Capital Stock owned by such holder and (c) a description of how such shares are held. In addition, each stockholder shall be required to disclose, upon demand, to the Company in writing such information with respect to the direct indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations described above may have the effect of precluding acquisitions of control of the Company by a third party.

TRANSFER AGENT

     First Union National Bank is the Transfer Agent of the Common Stock.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the

Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (a) the title of such Common Stock Warrants; (b) the aggregate number of such Common Stock Warrants; (c) the price or prices at which such Common Stock Warrants will be issued; (d) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants;
(e) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security; (f) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (g) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (h) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) any limitations on the acquisition or ownership of such Common Stock Warrants which may be required in order to maintain the status of the Company as a REIT; (l) a discussion of certain federal income tax considerations; and (m) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax consequences of the ownership of the Capital Stock of the Company, prepared by Shaw Pittman Potts & Trowbridge, tax counsel to the Company ("Tax Counsel"). This discussion is based upon the laws, regulations, and reported rulings and decisions in effect as of the date of this Prospectus (or, in the case of certain regulations, proposed as of such date), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income tax consequences applicable to all investors in light of their particular investment circumstances, or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of the Company, or to the purchase, ownership or disposition of the Common Stock or the Preferred Stock has been requested from the Internal Revenue Service (the "Service") or other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the Service were to challenge the conclusions of Tax Counsel, such conclusions should prevail in court. However, opinions of counsel are not binding on the Service or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court. Investors should consult their own tax advisors in determining the federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of the Common Stock or the Preferred Stock of the Company, the tax treatment of a REIT and the effect of potential changes in applicable tax laws.

TAXATION OF THE COMPANY

     General. Since its inception, the Company has elected, and believes it has qualified, to be taxed as a REIT for federal income tax purposes, as defined in Sections 856 through 860 of the Code. The provisions of the Code pertaining to REITs are highly technical and complex. If various conditions imposed by the Code are met, a REIT is, with limited exceptions, not taxed at the corporate level on income that is currently distributed to the REIT's stockholders. Undistributed income is taxed at regular corporate rates and may be subject to a 4 percent excise tax. In addition, a REIT may be subject to the "alternative minimum tax" on its items of tax preference and is subject to income tax at the highest corporate rate on income from foreclosure property and to penalty taxes on excessive unqualified income and prohibited transactions.

     If the Company fails to qualify as a REIT for any taxable year and certain relief provisions do not apply, the Company will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on its taxable income at regular corporate rates without any deduction or adjustment for distributions to holders of Common Stock or Preferred Stock. To the extent that the Company would, as a consequence, be subject to tax liability for any such year, the amount of cash available for satisfaction of its liabilities and for distribution to holders of Common Stock or Preferred Stock would be reduced. Distributions to holders of Common Stock or Preferred Stock generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations, would be eligible for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. The Company would not be eligible to elect REIT status for the four subsequent taxable years, unless its failure to qualify was due to reasonable cause and not willful neglect and unless certain other requirements were satisfied.

     Opinion of Tax Counsel. Based upon representations made by officers of the Company with respect to relevant factual matters, upon the existing Code provisions, rules and regulations promulgated thereunder (including proposed regulations) and reported administrative and judicial interpretations thereof, upon Tax Counsel's independent review of such documents and other information as Tax Counsel deemed relevant in the circumstances and upon the assumption that the Company will operate in the manner described in this Prospectus, Tax Counsel has advised the Company that, in its opinion, (a) the Company has, for the years 1984 through 1997, met the requirements for qualification and taxation as a REIT and (b) the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for 1998. It must be emphasized, however, that the Company's ability to qualify as a REIT is dependent upon actual operating results and future actions and events by the Company and others, and no assurance can be given that the actual results of the Company's operations and the future actions and events will enable the Company to satisfy in any given year the requirements for qualification and taxation as a REIT.

     Requirements for Qualification as a REIT. As discussed more fully below, the Code defines a REIT as a corporation (a) which is managed by one or more trustees or directors; (b) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (c) which would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation; (d) which is neither a financial institution nor an insurance company; (e) the beneficial ownership of which is held by 100 or more persons; (f) which is not closely held; and (g) which meets certain other tests regarding the nature of its assets and income and the amount of its distributions.

     Ownership Tests. More specifically, the ownership requirements of a REIT are that (a) during the last half of each taxable year not more than 50 percent of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals and (b) there must be at least 100 stockholders on at least 335 days of such 12-month taxable year (or a proportionate number of days of a short taxable year). In order to meet these requirements, or to otherwise obtain, maintain or reestablish REIT status, and for no other purpose, the Company's articles of incorporation empower the Board of Directors to redeem, at its option, a sufficient number of shares or to restrict the transfer thereof to bring or to maintain the ownership of shares of the Company in conformity with the requirements of the Code. The redemption price to be paid will be fair market value as reflected in the latest quotations, or, if no quotations are available, the net asset value of the shares as determined by the Board of Directors.

     Under the Company's articles of incorporation, each holder of Capital Stock is required, upon demand, to disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of shares of the Company as the Board of Directors deems necessary to comply with provisions of the Code applicable to the Company, or to comply with the requirements of any other appropriate taxing authority. Certain Treasury regulations govern the method by which the Company is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause the Company to fail to qualify as a REIT. The Company has represented that it has met, and expects to meet, these stock ownership requirements for each taxable year.

     Asset Tests. At the end of each quarter of a REIT's taxable year, at least 75 percent of the value of its total assets must consist of "real estate assets," cash and cash items (including receivables) and government securities. The balance of a REIT's assets generally may be invested without restriction, except that holdings of securities not within the 75 percent class of assets generally must not, with respect to any issuer, exceed 5 percent of the value of the REIT's assets or 10 percent of the issuer's outstanding voting securities. The term "real estate assets" includes real property, interests in real property, leaseholds of land or improvements thereon, and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). The Company has represented that at the end of each quarter it has met, and expects in the future to continue to meet, this asset test.

     Income Tests. A REIT currently must meet two separate tests with respect to its sources of income for each taxable year. In general, at least 75 percent of a REIT's gross income (excluding income from prohibited transactions) for each taxable year must be from rents from real property, interest on obligations secured by mortgages on real property, gains from the sale or other disposition of real property and certain other sources. In addition, a REIT must derive at least 95 percent of its gross income (excluding income from prohibited transactions) for each taxable year from any combination of the items of income which qualify under the 75 percent test, from dividends and interest and from gains from the sale, exchange or other disposition of certain stocks and securities.

     Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. The Company's leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10 percent or more of the Company, directly or constructively owns 10 percent or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15 percent of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company anticipates that none of its gross annual income will be considered attributable to rents that are based in whole or in part on the income or profits of any person; that no more than a de minimis amount of its gross annual income will be considered attributable to the rental of personal property; and that none of its gross annual income will be from Related Party Tenants. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." However, a REIT is currently permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants, without causing the rental income to fail to quality as rents from real property. The Company will provide certain services with respect to the Properties. The Company does not anticipate that any of these services will be (a) of a type other than those usually or customarily rendered in connection with the rental space for occupancy only or (b) of a type considered rendered to any of the occupants of the Properties.

     Should an entity fail to satisfy either or both of the 75 percent or 95 percent tests for any taxable year, it may still qualify as a REIT if (a) such failure is due to reasonable cause and not willful neglect; (b) it reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and (c) the reporting of any incorrect information is not due to fraud with intent to evade tax. However, even if these three requirements were met and the REIT were not disqualified, a penalty tax of 100 percent would be imposed by reference to the amount by which the REIT failed the 75 percent or 95 percent test (whichever amount is greater).

     In addition to the 75 percent and 95 percent tests, for each taxable year before 1998, a REIT was required to derive less than 30 percent of its gross income (including gross income from prohibited transactions) from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property or property involuntarily or compulsorily converted through destruction, condemnation or similar events); (ii) stocks or securities held for less than one year; and (iii) property sold or otherwise disposed of in a prohibited transaction. The Company has represented that, for each taxable year before 1998, it has not recognized gross income of a type, in an amount or at a time which would have caused it to fail the 30 percent test.

     Distribution Requirements. A REIT must distribute annually to its stockholders ordinary income dividends in an amount equal to at least (a) 95 percent of the sum of (i) its "real estate investment trust taxable income" (before deduction of dividends paid and excluding any net capital gains) and
(ii) the excess of net income from foreclosure property over the tax on such income, minus (b) certain excess non-cash income. Real estate investment trust taxable income generally is the taxable income of a REIT computed as if it were an ordinary corporation, with certain adjustments. Distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the REIT's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95 percent, but less than 100 percent, of its real estate investment trust taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(x) 85 percent of its ordinary income, (y) 95 percent of its net capital gain net income for such year and (z) any undistributed taxable income from prior periods, the Company would be subject to a 4 percent excise tax on the excess of such required distribution over the amounts actually distributed.

     The Company has represented that it has made and intends to make distributions to stockholders that will be sufficient to meet the annual distribution requirements. Under some circumstances, however, it is possible that the Company may not have sufficient funds from its operations to pay cash dividends to satisfy these distribution requirements. If the cash available to the Company is insufficient, the Company might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. If the Company ultimately were unable to satisfy the 95 percent distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation without any deduction or adjustment for distributions to holders of the Common Stock or Preferred Stock.

     If the Company were to fail to meet the 95 percent distribution requirement as a result of an adjustment to the Company's tax returns by the Service, the Company could maintain its qualification as a REIT by paying a "deficiency dividend" (plus a penalty and interest) within a specified period which will be permitted as a deduction in the taxable year with respect to which the adjustment is made.

     Distributions to Holders of Preferred Stock. Distributions with respect to the Preferred Stock will be taxable as described below in "-- Taxation of Taxable Domestic Stockholders," "-- Taxation of Tax-Exempt Stockholders" and
"-- Taxation of Foreign Stockholders."

     Redemption or Conversion of Preferred Stock to Common Stock. Assuming that Preferred Stock will not be redeemed or converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized for federal income tax purposes upon the redemption or conversion of the Preferred Stock at the option of the holder solely into Common Stock. The basis that a holder will have for tax purposes in the Common Stock received will be equal to the adjusted basis the holder had in the Preferred Stock so redeemed or converted and, provided that the Preferred Stock was held as a capital asset, the holding period for the Common Stock received will include the holding period for the Preferred Stock redeemed or converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional share of Common Stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in such fractional share.

     If a redemption or conversion occurs when there is a dividend arrearage on the Preferred Stock and the fair market value of the Common Stock exceeds the issue price of the Preferred Stock, a portion of the Common Stock received might be treated as a dividend distribution taxable as ordinary income.

     Adjustments to Conversion Price. Under section 305 of the Code, holders of Preferred Stock may be deemed to have received a constructive distribution of stock that is taxable as a dividend where the conversion ratio is adjusted to reflect a cash or property distribution with respect to the common stock into which it is convertible. An adjustment to the conversion price made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Preferred Stock may not qualify as being pursuant to a bona fide, reasonable adjustment formula. If a nonqualifying adjustment were made, the holders of Preferred Stock might be deemed to have received a taxable stock dividend.

     Taxation of Taxable Domestic Stockholders. For any taxable year in which the Company qualifies as a REIT for federal income tax purposes, distributions by the Company to its stockholders that are United States persons (generally, any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation) generally will be taxed as ordinary income. Amounts received by such United States persons that are properly designated as capital gain dividends by the Company generally will be taxed as long-term capital gain (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock or Preferred Stock. However, corporate stockholders may be required to treat up to 20 percent of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations. Distributions to such United States persons in excess of the Company's current or accumulated earnings and profits will be considered first a tax-free return of capital, reducing the tax basis of each stockholder's Common Stock or Preferred Stock and then, to the extent the distribution exceeds each stockholder's basis, a gain realized from the sale of Common Stock or Preferred Stock. The Company will notify each stockholder as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain or return of capital. Any dividend that is (a) declared by the Company in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months and (b) actually paid by the Company in January of the following year, shall be deemed to have been both paid by the Company and received by the stockholders on December 31 of such calendar year and, as a result, will be includable in gross income of the stockholders for the taxable year which includes such December 31.

     Stockholders may not deduct on their income tax returns any net operating or net capital losses of the Company. Net operating losses may be carried forward by the Company for 15 years and used to reduce taxable income and the amounts that the Company will be required to distribute in order to remain qualified as a REIT. Net capital losses may be carried forward by the Company for five years and used to reduce capital gains. Losses not used within the relevant period expire.

     Upon the sale or other disposition of the Company's Common Stock or Preferred Stock, a stockholder generally will recognize capital gain or loss equal to the difference between this amount realized on the sale or other disposition and the adjusted basis of the shares involved in the transaction. Such gain or loss will be long-term capital gain or loss if, at the time of sale or other disposition, the shares involved have been held for more than one year. In addition, if a stockholder receives a capital gain dividend with respect to a share of Common Stock or Preferred Stock which he has held for six months or less at the time of sale or other disposition, any loss recognized by the stockholder will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

     Distributions from the Company and gain from the disposition of Common Stock or Preferred Stock will not be treated as passive activity income and, therefore, stockholders will not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of Common Stock or Preferred Stock generally will be treated as investment income for purposes of the investment income limitation.

     The state and local income tax treatment of the Company and its stockholders may not conform to the federal income tax treatment described above. (For example, in most states, individual stockholders who are residents of the state will be subject to state income tax on dividends and gains on their shares in the Company, but the state of Delaware -- unlike most, if not all, other states -- also taxes nonresident stockholders of a REIT on dividends and gains from the REIT to the extent, if any, that such income is attributable to property located in Delaware.) As a result, investors should consult their own tax advisors for an explanation of how other state and local tax laws would affect their investment in Common Stock or Preferred Stock.

     Backup Withholding. The Company will report to its stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31 percent with respect to distributions paid unless such other holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     Taxation of Tax-Exempt Stockholders. Distributions by the Company to a stockholder that is a tax-exempt entity generally will not constitute "unrelated business taxable income" ("UBTI") as defined in Section 512(a) of the Code, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. For taxable years beginning after December 31, 1993, however, qualified trusts that hold more than 10 percent (by value) of the shares of certain REITs may be required to treat a certain percentage of the distributions of such REITs as UBTI. The conditions which trigger this requirement do not currently exist, and the Company does not anticipate that they will ever exist. This requirement will apply only if (a) the REIT would not qualify as such for federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares being held by qualified trusts and (b) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25 percent by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10 percent by value of the REIT interests, hold in the aggregate more than 50 percent of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income (less certain associated expenses of the REIT). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5 percent for any year. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirements without relying upon the "look-through" exception. The existing restrictions on ownership of shares in the articles of incorporation will prevent the application of the provisions treating a portion of the REIT distributions as UBTI to tax-exempt entities purchasing shares pursuant to the Offering, absent a waiver of the restrictions by the Board of Directors.

     Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. The following discussion assumes that the income from investment in the Shares will not be effectively connected with the Non-U.S. Stockholders' conduct of a United States trade or business. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local laws with regard to an investment in Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of the Company. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to dividends from a REIT. The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies (and, with regard to payments on or after January 1, 2000, the Non-U.S. Stockholder files IRS Form W-8 with the Company and, if the Shares are not traded on an established securities market, acquires a taxpayer identification number from the IRS) or (ii) the Non-U.S. Stockholder files an IRS Form 4224 (or, with respect to payments on or after January 1, 2000, files IRS Form W-8 with the Company) with the Company claiming that the distribution is effectively connected income. Distributions in excess of the Company's current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholders' Shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of the Shares, as described below. If it cannot be determined at the time a distribution is paid whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30%. However, a Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of the Company's current and accumulated earnings and profits. Beginning with payments made on or after January 1, 2000, the Company will be permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. Such distributions will generally be subject to a 10% withholding tax, which may be refunded to the extent it exceeds the shareholder's actual U.S. tax liability, provided the required information is furnished to the IRS.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently believes that it is, and expects to continue to be, a "domestically controlled REIT," and in such case the sale of Shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Stockholder if
(i) investment in the Shares is treated as "effectively connected" with the Non-U.S. Stockholders' U.S. trade or business, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate shareholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares would be required to withhold and remit to the Service 10% of the purchase price.

                              ERISA CONSIDERATIONS

     THE FOLLOWING IS A SUMMARY OF MATERIAL CONSIDERATIONS ARISING UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA") AND THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE CODE THAT MAY BE RELEVANT TO PROSPECTIVE INVESTORS. THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF ERISA OR THE CODE THAT MAY BE RELEVANT TO PARTICULAR INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE OFFERED SECURITIES BY SUCH PLAN OR IRA.

FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS

     A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any portion of the ERISA Plan's assets in the Offered Securities. Accordingly, such fiduciary should consider (a) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (b) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by
Section 404(a)(1)(D) of ERISA; (c) whether the investment is prudent under
Section 404(a)(1)(B) of ERISA; and (d) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a "Plan") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the Offered Securities might constitute or give rise to a direct or indirect prohibited transaction.

PLAN ASSETS

     The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the "plan assets" of a Plan. The "plan assets" of a Plan include the Plan's interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term "plan assets" is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the "DOL Regulation") setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute "plan assets." The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a "publicly-offered security," the Plan's assets generally would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). Any Common Stock sold pursuant to this Prospectus and the applicable Prospectus Supplement would be sold in an offering registered under the Securities Act and is registered under Section 12(b) of the Exchange Act.

     The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be "widely held" solely because the number of independent investors falls below 100 subsequent to a public offering as a result of events beyond the issuer's control. The Company believes the Common Stock to be "widely held."

     The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as may be the case with offerings of the Offered Securities, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the articles of incorporation on the transfer of the Common Stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the Common Stock to be "freely transferable." See "Description of Common
Stock -- Restrictions on Ownership." The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the Common Stock.

     Assuming that the Common Stock is "widely held" and "freely transferable," the Company believes that the Common Stock constitutes publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be "plan assets" of any plan that invests in the Common Stock.

     Additional ERISA considerations that apply to the acquisition or continued holding of Offered Securities that are Common Stock Warrants, Preferred Stock, Depositary Shares or Debt Securities that are convertible into equity securities will be contained in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference from the Company's Annual Report on Form 10-K in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Shaw Pittman Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. In addition, the description of federal income tax consequences contained in this Prospectus is based upon the opinion of Shaw Pittman Potts & Trowbridge.

                           (INTENTIONALLY LEFT BLANK)

                           (INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               $      00,000,000

                       COMMERCIAL NET LEASE REALTY, INC.
                                           % Notes due 200
                       [COMMERCIAL NET LEASE REALTY LOGO]
                            ------------------------
                             PROSPECTUS SUPPLEMENT

                                              , 1999

                            ------------------------

                          Joint Book-Running Managers

J.P. MORGAN & CO.                                           SALOMON SMITH BARNEY

                            ------------------------

                       FIRST UNION CAPITAL MARKETS CORP.
                              GOLDMAN, SACHS & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------